Filed pursuant to Rule 424(b)(5)
Registration No. 333-208307

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 28, 2017

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 28, 2017)

$

    % Fixed-to-Floating Rate Subordinated Notes due 2027

Home BancShares, Inc. (“we,” “us” or the “Company”) is offering $         aggregate principal amount of     % fixed-to-floating rate subordinated notes due 2027, which we refer to as the “subordinated notes,” in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. From and including the issue date to but excluding                 , the subordinated notes will bear interest at the fixed rate of     % per annum, payable semi-annually in arrears on                  and                  of each year, beginning on                 , 2017. From and including              to but excluding the maturity date or the date of earlier redemption, the subordinated notes will bear interest at a floating per annum rate equal to the then-current three-month LIBOR rate, determined on the determination date of the applicable interest period, plus     %, payable quarterly in arrears on                 ,                 ,                   and                 of each year. Notwithstanding the foregoing, in the event that three-month LIBOR is less than zero, three-month LIBOR shall be deemed as zero.

The subordinated notes will mature on                 , 2027. The subordinated notes will be redeemable by us (1) in whole or in part on the interest payment date of              or any interest payment date thereafter, or (2) in whole, but not in part, at any time, including before                 , upon the occurrence of a Tax Event, a Tier 2 Capital Event or a 1940 Act Event, each as defined in this prospectus supplement. The redemption price for any redemption is 100% of the principal amount of the subordinated notes, plus accrued and unpaid interest thereon to but excluding the date of redemption. Any early redemption of the subordinated notes will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to the extent then required under applicable laws or regulations, including capital regulations. The subordinated notes are not subject to repayment at the option of the holders. No “sinking fund” is provided for the subordinated notes. Holders of subordinated notes may not accelerate the maturity of the subordinated notes, except upon our, or our subsidiary bank’s, bankruptcy, insolvency, liquidation, receivership or similar event.

The subordinated notes will be unsecured obligations solely of the Company and will not be obligations of, and will not be guaranteed by, any of our subsidiaries. The subordinated notes will be subordinated in right of payment to all of our existing and future senior indebtedness, including general creditors other than holders of our trade accounts payable incurred in the ordinary course, and effectively subordinated to all of our existing and future secured indebtedness. The subordinated notes will rank equal in right of payment with all of our existing and future subordinated indebtedness, but senior to our obligations relating to any outstanding subordinated debt securities issued to our capital trust subsidiaries. The subordinated notes will be structurally subordinated to all existing and future liabilities and other obligations of our subsidiaries, including the bank deposits of our subsidiary bank. For a more detailed description of the subordinated notes, see the section of this prospectus supplement entitled “Description of the Notes.”

The subordinated notes are a new issue of securities with no established trading market. We do not intend to list the subordinated notes on any securities exchange or include the subordinated notes in any automated quotation system. RBC Capital Markets, LLC intends to make a market in the subordinated notes, but has no obligation to do so, and may discontinue any market-making in the subordinated notes at any time without notice.

The subordinated notes are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The subordinated notes are ineligible as collateral for a loan or extension of credit from us or any of our subsidiaries.

Investing in the subordinated notes involves risks. See the “Risk Factors” section on page S-13 of this prospectus supplement, as well as the risk factors disclosed in our periodic reports filed with the Securities and Exchange Commission for a discussion of certain risks that you should consider in connection with an investment in the subordinated notes.

	Price to Public(1)		Underwriting Discounts		Proceeds to Us Before Expenses(1)
Per Subordinated Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2017.

The underwriters expect to deliver the subordinated notes to investors through the book-entry facilities of The Depository Trust Company and its participants, including Euroclear System and Clearstream Banking, S.A., on or about                 , 2017.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager

RBC Capital Markets

The date of this prospectus supplement is                 , 2017

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. The accompanying prospectus describes more general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both the prospectus supplement and the accompanying prospectus combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. In addition, any statement in a filing we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the completion of this offering that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing, this prospectus supplement or the accompanying prospectus, as the case may be.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of such documents or as of the dates specified for such information, regardless of the time of delivery of this prospectus or any sale of the securities offered hereby. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our securities, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Preliminary expectations of operating results and other financial data contained in this prospectus supplement are estimates only, and actual results may differ materially from those estimates, including as a result of factors discussed in this prospectus supplement and any documents incorporated by reference into this prospectus supplement. All preliminary estimates have been prepared by management, and BKD LLP, our independent public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to these estimates.

Unless the context otherwise requires, references to “Home BancShares, Inc.,” the “Company,” “we,” “our” and “us” and similar terms mean Home BancShares, Inc., and its subsidiaries. We refer to Centennial Bank as our subsidiary bank.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by

S-ii

calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov. These filings are also available on our website as soon as reasonably practicable after the reports are filed with or furnished to the SEC. Copies can be obtained free of charge in the “Investor Relations” section of our website at http://www.homebancshares.com. The contents of our website are not part of this prospectus supplement or the accompanying prospectus, and the reference to our website does not constitute incorporation by reference in this prospectus supplement or the accompanying prospectus of the information contained at that site.

DOCUMENTS INCORPORATED BY REFERENCE

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s internet website.

We incorporated by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with the SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 28, 2017;

•	Our Current Reports on Form 8-K filed with the SEC on January 25, 2017, February 24, 2017, March 1, 2017, and March 27, 2017.

•

The description of our common stock contained in our Registration Statement on Form 10, filed under Section 12 of the Exchange Act on April 7, 2006, and all amendments or reports filed for the purpose of updating such description.

Also incorporated by reference are additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination or completion of any offering of subordinated notes under this prospectus supplement (other than information in such additional documents that is deemed, under SEC rules, to have been furnished and not to have been filed). These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus from the date of their filing. Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

Information incorporated by reference from later filed documents supersedes information that is included in this prospectus supplement, the accompanying prospectus or is incorporated by reference from earlier documents, to the extent that they are inconsistent. You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number.

Home BancShares, Inc.

Attn: Investor Relations Officer

719 Harkrider Street, Suite 100

Conway, Arkansas 72032

(501) 339-2929

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of our statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Forward-looking statements relate to future events or our future financial performance and include statements about the competitiveness of the banking industry, potential regulatory obligations, our entrance and expansion into other markets, our other business strategies and other statements that are not historical facts. Forward-looking statements are not guarantees of performance or results. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, but not limited to, the following:

•	the effects of future local, regional, national and international economic conditions, including inflation or a decrease in commercial real estate and residential housing values;

•	changes in the level of nonperforming assets and charge-offs, and credit risk generally;

•	the risks of changes in interest rates or the level and composition of deposits, loan demand and the values of loan collateral, securities and interest-sensitive assets and liabilities;

•

the effect of any mergers, acquisitions or other transactions to which we or our bank subsidiary may from time to time be a party, including our ability to successfully integrate any businesses that we acquire;

•	the risk that expected cost savings and other benefits from acquisitions may not be fully realized or may take longer to realize than expected;

•

the possibility that an acquisition does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all;

•	the reaction to a proposed acquisition transaction of the respective companies’ customers, employees and counterparties;

•	diversion of management time on acquisition-related issues;

•	the ability to enter into and/or close additional acquisitions;

•	the availability of and access to capital on terms acceptable to us;

•	increased regulatory requirements and supervision that will apply as a result of our exceeding $10 billion in total assets;

•

legislation and regulation affecting the financial services industry as a whole, and the Company and its subsidiaries in particular, including the effects resulting from the reforms enacted by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the adoption of regulations by regulatory bodies under the Dodd-Frank Act;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes, including as a result of initiatives of the newly elected administration of President Donald J. Trump;

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•	the effects of terrorism and efforts to combat it;

•	political instability;

•	the ability to keep pace with technological changes, including changes regarding cybersecurity;

•	an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting our bank subsidiary or our customers;

•

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally and internationally, together with competitors offering banking products and services by mail, telephone and the Internet;

•

the effect of changes in accounting policies and practices and auditing requirements, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;

•	higher defaults on our loan portfolio than we expect; and

•	the failure of assumptions underlying the establishment of our allowance for loan losses or changes in our estimate of the adequacy of the allowance for loan losses.

The factors identified in this section are not intended to represent a complete list of all the factors that could adversely affect our business, operating results, financial condition or cash flows. Other factors not presently known to us or that we currently deem immaterial to us may also have an adverse effect on our business, operating results, financial condition or cash flows, and the factors we have identified could affect us to a greater extent than we currently anticipate. Many of the important factors that will determine our future financial performance and financial condition are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date they are made. See “Risk Factors” below and in our Annual Report on Form 10-K for the year ended December 31, 2016, which is hereby incorporated by reference into this prospectus supplement, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Except as required by applicable law or the rules and regulations of the SEC, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings and reports with the SEC should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

S-v

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and does not contain all the information you should consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference, before making an investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” You should give particular consideration to the “Risk Factors” sections of this prospectus supplement and our Annual Report on Form 10-K for the year ended December 31, 2016 to determine whether an investment in the subordinated notes is appropriate for you. In addition, certain statements in this “Summary” section include forward-looking information that involves risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Home BancShares, Inc.

Company Overview

We are a Conway, Arkansas headquartered bank holding company registered under the Bank Holding Company Act of 1956, as amended. We are primarily engaged in providing a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities through our wholly-owned community bank subsidiary, Centennial Bank, which operates 151 branch locations in Arkansas, Florida, Alabama and New York City. Although we have a diversified loan portfolio, at December 31, 2016, commercial real estate loans represented 59.1% of gross loans and 328.9% of total stockholders’ equity. As of December 31, 2016, we had total assets of $9.81 billion, total deposits of $6.94 billion, and total loans of $7.39 billion.

We acquire, organize and invest in community banks that serve attractive markets. Our community banking team is built around experienced bankers with strong local relationships. Since opening our first subsidiary bank in 1999, we have acquired and integrated a total of 21 banks with locations in Arkansas, Florida and Alabama, including 16 banks since 2010, seven of which we acquired through Federal Deposit Insurance Corporation (“FDIC”) assisted transactions. Our subsidiary bank has operated under a single charter and the Centennial Bank name since 2009. In 2015, after acquiring a pool of national commercial real estate loans, we opened a loan production office in New York City and created Centennial Commercial Finance Group (“Centennial CFG”) to build out a national lending platform focused on commercial real estate as well as commercial and industrial loans. The New York City office was converted to a branch on September 1, 2016.

Our principal executive office is located at 719 Harkrider, Suite 100, Conway, Arkansas, and our telephone number is (501) 339-2929. We maintain a website at http://www.homebancshares.com. The information found on our website is not a part of this prospectus supplement or the accompanying prospectus.

Our Growth Strategy

We seek to achieve meaningful growth in earnings per share and to enhance shareholder value. Our growth strategy entails the following:

•	Strategic acquisitions — Strategic acquisitions have been a significant component of our historical growth strategy, and we believe properly priced bank acquisitions can continue to be a large part of our growth strategy. In the near term, our principal acquisition focus will be to continue to expand our presence in Arkansas, Florida and Alabama and into other contiguous markets through pursuing both non-FDIC-assisted and FDIC-assisted bank acquisitions, although we may expand into other areas if attractive financial opportunities in other market areas arise. We are continually evaluating potential bank acquisitions that we believe provide attractive risk-adjusted returns for our organization and our shareholders.

•

Organic growth — We believe our current branch network provides us with the capacity to grow within our existing market areas. We also believe we are well-positioned to attract new business and additional experienced personnel as a result of ongoing changes in our competitive markets. We believe the markets that we have entered into as a result of historical acquisitions provide us opportunities for organic growth. Additionally, through our establishment of Centennial CFG, we are building out a national lending platform focusing on commercial real estate as well as commercial and industrial loans. As opportunities arise, we will evaluate new (commonly referred to as de novo) branches or loan production offices in our current markets and in other attractive market areas. During 2016, two de novo branches were opened. During the second quarter of 2017, we have plans to open a loan production office in Los Angeles, California under the management of Centennial CFG. We will continue to evaluate de novo opportunities during 2017 and make decisions on a case-by-case basis in the best interest of the shareholders. Overall, we expect the organic loan growth we experienced in 2016 to continue in all of our markets as the economic environment has improved.

Acquisitions

Since opening our first bank subsidiary in Conway, Arkansas in 1999, we have completed the following acquisitions, which have significantly increased our assets and expanded our footprint:

	Headquarters	Year Acquired	At Acquisition				Acquisition Type
Acquired Bank			Assets		Deposits
			(In millions)
Community Bank	Cabot, Arkansas	2003	$326.2		$279.6		Market
Twin City Bank(1)	North Little Rock, Arkansas	2005	633.4		500.1		Market
Marine Bank(2)	Marathon, Florida	2005	257.6		200.7		Market
Bank of Mountain View	Mountain View, Arkansas	2005	202.5		158.0		Market
Centennial Bank	Little Rock, Arkansas	2008	234.1		178.8		Market
Old Southern Bank	Orlando, Florida	2010	342.6		328.5		FDIC-assisted
Key West Bank	Key West, Florida	2010	89.6		66.7		FDIC-assisted
Coastal Community Bank	Panama City, Florida	2010		(3)		(3)	FDIC-assisted
Bayside Savings Bank	Port Saint Joe, Florida	2010		(3)		(3)	FDIC-assisted
Wakulla Bank	Crawfordville, Florida	2010	377.9		356.2		FDIC-assisted
Gulf State Community Bank	Carabelle, Florida	2010	118.2		97.7		FDIC-assisted
Vision Bank	Panama City, Florida	2012	529.5		524.4		Selected Asset Purch.
Heritage Bank of Florida	Lutz, Florida	2012	224.8		219.5		FDIC-assisted(4)
Premier Bank	Tallahassee, Florida	2012	264.8		246.3		§363 Bankruptcy
Liberty Bancshares, Inc.	Jonesboro, Arkansas	2013	2,819.3		2,132.5		Market
Florida Traditions Bank	Dade City, Florida	2014	310.5		267.3		Market
Broward Financial Holdings, Inc.	Ft. Lauderdale, Florida	2014	184.4		134.2		Market
Doral Bank Florida	Panama City, Florida	2015	466.1		467.6		FDIC-assisted(4)
Florida Business Bancgroup, Inc.	Tampa, Florida	2015	564.5		472.0		Market
Giant Holdings, Inc.	Ft. Lauderdale, Florida	2017	394.9		303.7		Market
The Bank of Commerce	Sarasota, Florida	2017	179.9		139.5		§363 Bankruptcy

(1)	Prior to the acquisition, we owned approximately 32% of the shares of TCBancorp, parent company of Twin City Bank.

(2)	In 1995, John W. Allison, our Chairman, was a founding board member of Marine Bancorp, parent company of Marine Bank. He owned approximately 14% of Marine Bancorp’s shares at the time of our acquisition.

(3)	Coastal Community Bank and Bayside Savings Bank were under common ownership prior to their FDIC receivership and were acquired from the FDIC in simultaneous transactions. We acquired total assets and total deposits from the two banks collectively, valued at the time of acquisition, of $436.8 million and $424.6 million, respectively.

(4)	Heritage Bank of Florida and Doral Bank’s Florida Panhandle operations were acquired through FDIC-assisted transactions without loss share.

Community Banking Philosophy

Our community banking philosophy consists of four basic principles:

•	managing our community banking franchise with experienced bankers and community bank boards who are empowered to make customer-related decisions quickly;

•	providing exceptional service and developing strong customer relationships;

•	pursuing the business relationships of our community bank boards, executive officers, shareholders, and customers to actively promote our community bank; and

•	maintaining our commitment to the communities we serve by supporting civic and nonprofit organizations.

These principles, which make up our community banking philosophy, are the driving force for our business. As we streamlined our legacy business into an efficient banking network and have integrated new acquisitions, we have preserved lending authority with local management in most cases by using community bank boards that maintain an integral connection to the communities we serve. These community bank boards are generally empowered with lending authority of up to $6.0 million in their respective geographic areas. This allows us to capitalize on the strong relationships that these individuals and our local bank officers have in their respective communities to maintain and grow our business. Through experienced and empowered local bankers and board members, we are committed to maintaining a community banking experience for our customers.

Operating Goals

Our operating goals focus on maintaining strong credit quality, continuing to improve profitability, attracting and motivating experienced bankers, and maintaining a “fortress” balance sheet:

•

Maintaining strong credit quality — Credit quality is our first priority. We employ a set of credit standards designed to ensure the proper management of credit risk. Our management team plays an active role in monitoring compliance with these credit standards in the different communities served by Centennial Bank. We have a centralized loan review process, which we believe enables us to take prompt action on potential problem loans. During the past few years we have taken an aggressive approach to resolving problem loans, including those problem loans acquired in FDIC-assisted and non-FDIC-assisted acquisitions. We are committed to maintaining high credit quality standards.

•

Continuing to improve profitability — We strive to improve our profitability and achieve high performance ratios as we utilize the available capacity of branches and employees. As we work out problem loans in our special assets department, we plan to emphasize business development and relationship enhancement in lending and retail areas in our newly acquired markets. Our core efficiency ratio has improved from 59.4% for the year ended 2008, when we began merging the charters of our formerly separate bank subsidiaries, to 36.6% for the year ended 2016. Core efficiency ratio is calculated by dividing non-interest expense less amortization of core deposit intangibles by the sum of net interest income on a tax-equivalent basis and non-interest income excluding non-fundamental items such as merger expenses and/or gain and losses. These improvements in operating efficiency are being driven by, among other factors, increasing revenue from organic loan growth, improving our cost savings from the acquisitions, implementing our efficiency study initiatives, streamlining the processes in our lending and retail operations and improving our purchasing power.

•

Attracting and motivating experienced bankers — We believe a major factor in our success has been our ability to attract and motivate bankers who have experience in and knowledge of their local communities. Historically, our hiring and retaining experienced relationship bankers has been integral to our ability to grow quickly when entering new markets. Specifically, in connection with the establishment of Centennial CFG, we were able to hire a group of experienced lenders with knowledge of the New York business climate and national commercial lending platforms, which we believe presents us with significant opportunity for loan growth.

•	Maintaining a “fortress” balance sheet — We intend to maintain a strong balance sheet through a focus on four key governing principles: (1) maintaining solid asset quality; (2) remaining well-

capitalized; (3) pursuing high performance metrics including return on tangible equity (ROTE), return on assets (ROA), efficiency ratio and net interest margin; and (4) retaining liquidity at the bank holding company level that can be utilized should attractive acquisition opportunities be identified or for internal capital needs. We strive to maintain capital levels above the regulatory capital requirements through our focus on these governing principles, which historically has allowed us to take advantage of acquisition opportunities as they become available without the need for additional capital.

Our Market Areas

We conduct our business principally through 76 branches in Arkansas, 68 branches in Florida, six branches in Alabama and one in New York City. Our branch footprint includes markets in which we are the deposit market share leader as well as markets where we believe we have opportunities for deposit market share growth.

Asset Quality

Our non-performing assets totaled $79.1 million, or 0.81% of total assets, at December 31, 2016. Of the $79.1 million in total non-performing assets, $36.8 million, or 46.6% of total non-performing assets, are related to our Florida operations. Excluding our Florida operations, our non-performing assets totaled $42.3 million at December 31, 2016, which represented 0.43% of our total assets at December 31, 2016.

Recent Developments

On March 27, 2017, we and our subsidiary, Centennial Bank, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Stonegate Bank (“Stonegate”), which is headquartered in Pompano Beach, Florida. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Stonegate will merge with and into Centennial Bank, in a transaction which we refer to as the Merger, with Centennial Bank as the surviving bank.

At December 31, 2016, Stonegate’s total assets were $2.9 billion, its total deposits were $2.4 billion and its stockholders’ equity was $355.1 million. Stonegate provides a wide range of business and consumer financial products and services through its 25 banking offices in its target marketplace of South and West Florida, which is comprised primarily of Broward, Charlotte, Collier, Hillsborough, Lee, Miami-Dade, Palm Beach and Sarasota Counties in Florida.

Subject to the terms and conditions of the Merger Agreement, upon the closing of the Merger, Stonegate’s shareholders will have the right to receive, for each share of Stonegate common stock, $3.27 of cash and $45.73 of our common stock, the per share value of which will be computed based on the volume-weighted average closing price per share of our common stock as reported on Nasdaq based on “regular way” trading over the 20 consecutive trading day period ending on the third business day prior to the closing date of the Merger. However, if this calculation equals $35.19 or greater, such closing price will be deemed to be $35.19; if this calculation equals $22.52 or less, such closing price will be deemed to be $22.52.

At the time of the closing of the Merger, each outstanding option granted by Stonegate to purchase shares of Stonegate common stock will fully vest and be cashed out for the difference between $49.00 and the strike price for such option.

The Merger is subject to customary closing conditions and, pending receipt of the necessary shareholder and regulatory approvals, the Merger is currently expected to be completed during the fourth quarter of 2017. The Merger Agreement provides certain termination rights for both the Company and Stonegate, including a right for either party to terminate in the event that the volume-weighted average per share closing price of our common stock, as reported on Nasdaq based on “regular way” trading, for 20 consecutive trading days between June 30, 2017 and the trading day three business days before the closing date of the Merger is below $21.11. Additionally, a termination fee of $36 million will be payable by Stonegate upon termination of the Merger Agreement under certain, limited circumstances.

Upon completion of the Merger, excluding purchase accounting adjustments, the combined company will have approximately $13.5 billion in total assets, $10.0 billion in total deposits, $10.3 billion in total loans and 176 branches in Arkansas, Florida, Alabama and New York City.

The Offering

The summary below sets forth some of the principal terms of the subordinated notes and is not intended to be complete. It may not contain all of the information that may be important to you in deciding whether to invest in the subordinated notes. For a more complete discussion of the subordinated notes, please refer to the “Description of the Notes” section in this prospectus supplement and the “Description of Subordinated Debt Securities” section in the accompanying prospectus. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference, before making an investment decision. For purposes of this section, references to “Home BancShares, Inc.,” the “Company,” “we,” “us” or “our” include only Home BancShares, Inc. and not any of its subsidiaries.

Issuer	Home BancShares, Inc.

Securities	$ aggregate principal amount of % fixed-to-floating rate subordinated notes due 2027.

Maturity Date	The subordinated notes will mature on , 2027.

Interest	From and including the issue date to but excluding , a fixed per annum rate of %.

From and including to but excluding the maturity date or the date of earlier redemption, a floating per annum rate equal to the then-current three-month LIBOR rate, determined on the determination date of the applicable interest period, plus %; provided, however, in the event that three-month LIBOR is less than zero, three-month LIBOR shall be deemed to be zero. For any determination date, “LIBOR” means the rate as published by Reuters (or any successor service) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the London interbank offered rate for U.S. dollars. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as provided in the indenture governing the subordinated notes. The Company has appointed U.S. Bank National Association as the calculation agent for purposes of determining three-month LIBOR for each floating rate interest period.

Interest Payment Dates	From and including the issue date to but excluding , we will pay interest on the subordinated notes on and of each year, commencing , 2017.

From and including to but excluding the maturity date or the date of earlier redemption, we will pay interest on the subordinated notes on, , , , and of each year.

Record Dates	Interest on each subordinated note will be payable to the person in whose name such subordinated note is registered on the th day of the month immediately preceding the month of the applicable interest payment date.

No Guarantees	The subordinated notes will not be guaranteed by any of our subsidiaries, including Centennial Bank. As a result, the subordinated notes will be structurally subordinated to the liabilities of our subsidiaries as described below under “Ranking.”

Ranking	The subordinated notes will be our subordinated unsecured obligations and will rank:

•	subordinated in right of payment to all of our existing and future senior indebtedness, including general creditors other than holders of our trade accounts payable incurred in the ordinary course;

•	effectively subordinated to all of our existing and future secured indebtedness;

•	equal in right of payment with all of our existing and future subordinated indebtedness;

•	rank senior to our obligations relating to any outstanding subordinated debt securities issued to our capital trust subsidiaries; and

•	structurally subordinated to all existing and future liabilities and other obligations of our subsidiaries, including the bank deposits of our subsidiary bank.

As of December 31, 2016, our total long-term borrowings were approximately $60.8 million consisting solely subordinated debentures which rank junior to the subordinated notes offered hereby. We had no senior indebtedness as of December 31, 2016. As of December 31, 2016, our subsidiaries had total deposits of $6.94 billion and total borrowings (including deposits) of $8.43 billion, to which the subordinated notes would have been structurally subordinated.

After giving effect to the issuance of the subordinated notes, our total consolidated indebtedness would have been approximately $ million.

The indenture governing the subordinated notes does not limit the amount of debt that we or our subsidiaries may incur, including secured indebtedness.

Redemption; Sinking Fund	The subordinated notes will be redeemable by the Company: (1) in whole or in part on the interest payment date of or any interest payment date thereafter, or (2) in whole, but not in part, at any time, including before , if (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the subordinated notes for U.S. federal income tax purposes, (ii) an event occurs that precludes the notes from being recognized as Tier 2 capital for regulatory capital purposes, or (iii) we become required to register as an investment company under the Investment Company Act of 1940, as amended, in each case at 100% of the principal amount of the subordinated notes, plus accrued and unpaid interest thereon to but excluding the date of redemption. We will provide 30 to 60 days’ notice of redemption to the registered holders of the subordinated notes. Any early redemption of the subordinated notes will be subject to the receipt of the approval of the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations. The subordinated notes are not subject to repayment at the option of the holders. No “sinking fund” is provided for the subordinated notes. See “Description of the Notes — Optional Redemption and Redemption upon Special Events.”

Book-entry Form	The subordinated notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Use of Proceeds	We estimate that the proceeds from this offering will be approximately $ million, after deducting underwriting discounts and certain offering expenses. We intend to use the net proceeds from the sale of the subordinated notes for for general corporate purposes, which may include investments at the holding company level, providing capital to support the growth of Centennial Bank and our business, repurchases of our common shares and the payment of the cash consideration components of future acquisitions. See “Use of Proceeds.”

Future Issuances	The subordinated notes initially will be limited to an aggregate principal amount of $ . We may, from time to time, without notice to or consent of the holders of the subordinated notes, increase the aggregate principal amount of the subordinated notes of this series outstanding by issuing additional subordinated notes, which shall be identical to the subordinated notes issued in this offering, except for the issue date and the offering price. Any such additional subordinated notes shall be consolidated with the subordinated notes issued in this offering and form a single series of subordinated notes.

Absence of a Public Market	The subordinated notes are new securities for which there is currently no established market. We do not intend to apply for a listing of the subordinated notes on any securities exchange or any automated dealer quotation system. Although the underwriters have informed us that they intend to make a market for the subordinated notes, they have no obligation to do so, and may discontinue market-making at any time without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the subordinated notes.

Regulatory Capital	The subordinated notes will be treated as Tier 2 capital of Home BancShares, Inc. for regulatory purposes.

U.S. Federal Income Tax Consequences
The subordinated notes will be treated as debt for U.S. federal income tax purposes. Holders are encouraged to consult their tax advisors as to the U.S. federal, state, local and other tax consequences of acquiring owning and disposing of the subordinated notes in light of their own particular circumstances. See “Certain U.S. Federal Income Tax Considerations.”

Trustee, Transfer Agent, Calculation Agent and Paying Agent	U.S. Bank National Association.

Risk Factors	An investment in the subordinated notes involves risks. See the “Risk Factors” section beginning on page S-13 of this prospectus supplement, as well as the risk factors disclosed in the accompanying prospectus and the documents incorporated by reference, for a discussion of factors that you should carefully consider before deciding whether to invest in the subordinated notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown. For purposes of computing the ratio, earnings represent the sum of income from continuing operations before taxes plus fixed charges. Fixed charges represent total interest expense, capital debt expenses and estimated interest in rent. Interest on deposits is subtracted from both the numerator and denominator in the calculation of the “excluding interest on deposits” ratio. We have not had any preferred shares outstanding during the periods shown. We refer you to Exhibit 12.1 to our Annual Report on Form 10-K for the year ended December 31, 2016 for additional information.

	Years Ended December 31,
	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges:
Including interest on deposits	10.01x	10.71x	10.03x	7.94x	5.48x
Excluding interest on deposits	19.31x	23.92x	26.96x	20.70x	15.10x

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

Set forth below are highlights from our consolidated financial data as of and for the years ended December 31, 2012 through 2016. You should read this information in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference, along with the other information incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Documents Incorporated by Reference” in the forepart of this prospectus supplement.

Summary Consolidated Financial Data

	As of or for the Years Ended December 31,
	2016	2015	2014	2013	2012
	(Dollars and shares in thousands, except per share data)
Income statement data:
Total interest income	$436,537	$377,436	$335,888	$217,126	$177,135
Total interest expense	30,579	21,724	18,870	14,531	21,535

Net interest income	405,958	355,712	317,018	202,595	155,600
Provision for loan losses	18,608	25,164	22,664	5,180	2,750

Net interest income after provision for loan losses	387,350	330,548	294,354	197,415	152,850
Non-interest income	87,051	65,498	44,762	40,365	47,969
Non-interest expense	191,755	177,555	161,943	133,307	102,368

Income before income taxes	282,646	218,491	177,173	104,473	98,451
Provision for income taxes	105,500	80,292	64,110	37,953	35,429

Net income	$177,146	$138,199	$113,063	$66,520	$63,022

Per share data(1):
Basic earnings per common share	$1.26	$1.01	$0.86	$0.58	$0.56
Diluted earnings per common share	1.26	1.01	0.85	0.57	0.56
Book value per common share	9.45	8.55	7.52	6.46	4.59
Dividends — common	0.3425	0.275	0.175	0.145	0.145
Average common shares outstanding	140,418	136,615	131,902	115,816	112,548
Average diluted shares outstanding	140,713	137,130	132,662	116,504	113,260

Performance ratios:
Return on average assets	1.85%	1.68%	1.63%	1.43%	1.58%
Return on average common equity	14.08	12.77	12.34	11.27	12.75
Net interest margin(2)	4.81	4.98	5.37	5.19	4.70
Efficiency ratio(3)	37.65	40.44	42.67	52.44	47.88

Asset quality:
Non-performing assets to total assets	0.81%	0.89%	1.18%	1.84%	3.55%
Non-performing loans to total loans	0.85	0.96	1.23	1.66	3.61
Allowance for loan losses to non-performing loans	126.74	109.00	88.65	59.12	51.59
Net charge-offs to average total loans	0.11	0.22	0.22	0.51	0.41

Summary Consolidated Financial Data — Continued

	As of or for the Years Ended December 31,
	2016	2015	2014	2013	2012
	(Dollars and shares in thousands, except per share data)
Balance sheet data (period end):
Total assets	$9,808,465	$9,289,122	$7,403,272	$6,811,861	$4,242,130
Investment securities — available-for-sale	1,072,920	1,206,580	1,067,287	1,175,484	726,223
Investment securities — held-to-maturity	284,176	309,042	356,790	114,621	—
Loans receivable	7,387,699	6,641,571	5,057,502	4,476,953	2,716,083
Allowance for loan losses	80,002	69,224	55,011	43,815	50,632
Intangible assets	396,294	399,426	346,348	324,034	97,742
Non-interest-bearing deposits	1,695,184	1,456,624	1,203,306	991,161	666,414
Total deposits	6,942,427	6,438,509	5,423,971	5,393,046	3,483,452
Subordinated debentures (trust preferred securities)	60,826	60,826	60,826	60,826	28,867
Stockholders’ equity	1,327,490	1,199,757	1,015,292	840,955	515,473

Capital ratios:
Common equity to assets	13.53%	12.92%	13.71%	12.35%	12.15%
Common equity Tier 1 capital ratio	11.30	10.50	—	—	—
Tier 1 leverage ratio(4)	10.63	9.91	10.31	9.38	10.95
Tier 1 risk-based capital ratio	12.01	11.26	12.55	10.88	13.94
Total risk-based capital ratio	12.97	12.16	13.51	11.75	15.20
Dividend payout — common	27.15	27.19	20.49	25.51	25.89

(1)	Share and per share amounts have been restated for the 2-for-1 stock split in June 2016.

(2)	Fully taxable equivalent (assuming an income tax rate of 39.225%).

(3)	The efficiency ratio is calculated by dividing non-interest expense less amortization of core deposit intangibles by the sum of net interest income on a tax equivalent basis and non-interest income.

(4)	Leverage ratio is Tier 1 capital to quarterly average total assets less intangible assets and gross unrealized gains/losses on available-for-sale investment securities.

RISK FACTORS

Investing in the subordinated notes involves various risks. You should carefully consider the risks and uncertainties described below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the subordinated notes. Our future business, results of operations, financial condition, capital levels, liquidity and cash flows could be materially and adversely affected by any of these risks. These risks are not the only risks that we face. Our business operations could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations. See also the discussion under the heading “Cautionary Note Regarding Forward-Looking Statements.” For purposes of this section, references to “Home BancShares, Inc.,” the “Company,” “we,” “us” or “our” include only Home BancShares, Inc. and not any of its subsidiaries. The indenture and first supplemental indenture governing the subordinated notes are referred to as the “indenture.”

Risks Relating to the Subordinated Notes

Your right to receive payments on the subordinated notes is subordinated to our existing senior indebtedness and is effectively subordinated to our existing and future secured indebtedness.

The subordinated notes will be subordinated unsecured obligations solely of the Company. The subordinated notes will be subordinated in right of payment to all of our existing and future senior indebtedness, including general creditors, other than holders of our trade accounts payable incurred in the ordinary course, and will rank equal in right of payment with all of our existing and future subordinated indebtedness, provided that the subordinated notes rank senior to the subordinated debentures issued to our capital trust subsidiaries. The subordinated notes will rank pari passu with the claims of all our other subordinated creditors which by law, or by their terms, are expressed to rank pari passu with the subordinated notes. See “Description of the Notes — Subordination.”

The subordinated notes will also be effectively subordinated to all of our existing and future secured indebtedness. In the event that we are declared bankrupt, become insolvent or are liquidated, creditors whose debt is secured by our assets will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the subordinated notes. As a result, there may be insufficient assets to pay amounts due on the subordinated notes, and holders of the subordinated notes may receive less, ratably, than holders of our secured indebtedness. Although we do not currently have outstanding any secured indebtedness, the subordinated notes and the indenture governing the subordinated notes do not limit the amount of indebtedness, secured or otherwise, that we or our subsidiaries may incur. Our subsidiaries currently have and will continue to incur secured and unsecured debt. As of December 31, 2016, our total long-term borrowings were approximately $60.8 million consisting solely subordinated debentures which rank junior to the subordinated notes offered hereby. As of December 31, 2016, our subsidiaries had total deposits of $6.94 billion and total borrowings (including deposits) of $8.43 billion, to which the subordinated notes would have been structurally subordinated.

We may incur additional indebtedness in the future, including senior indebtedness, secured indebtedness and indebtedness that ranks equal in right of payment with the subordinated notes. We may also reopen this series of subordinated notes and offer subordinated notes having identical terms (other than the issue date, price and first interest payment date) to the subordinated notes offered hereby. Our incurrence of additional indebtedness may have important consequences for holders of the subordinated notes, including making it more difficult for us to satisfy our obligations with respect to the subordinated notes, a loss in the trading value, if any, of the subordinated notes, and a risk that the credit rating of the subordinated notes could be lowered or withdrawn.

In addition, the indenture will prevent us from making payments in respect of the subordinated notes if any principal, premium or interest in respect of any future senior or secured indebtedness is not paid within any applicable grace period or any other default on senior or secured indebtedness occurs and the maturity of such senior indebtedness could be accelerated in accordance with its terms. See “Description of the Notes — Subordination.”

The subordinated notes will be our obligations and not obligations of our subsidiaries and will be structurally subordinated to the debt of our subsidiaries, which will not guarantee the subordinated notes.

We are a holding company and depend on our subsidiaries, principally our subsidiary bank, for funds to pay principal and interest on the subordinated notes. The subordinated notes are not guaranteed by any of our subsidiaries and will be structurally subordinated to all existing and future liabilities of our subsidiaries owed to third parties, including the bank deposits of our subsidiary bank. Therefore, our rights and the rights of our creditors, including holders of the subordinated notes, to participate in the assets of our subsidiaries in the event a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s other creditors. As a result, all indebtedness and other liabilities of our subsidiaries owed to third parties, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation, insolvency, bankruptcy, receivership or similar event affecting our subsidiaries, to us in order for us to meet our obligations with respect to the subordinated notes.

As of December 31, 2016, our subsidiaries’ total deposits and total borrowings (including deposits) were approximately $6.94 billion and $8.31 billion, respectively. Our subsidiaries will incur additional deposits, indebtedness and liabilities without restriction under the indenture governing the subordinated notes, all of which will be structurally senior to the subordinated notes.

We are a legal entity separate and distinct from our banking and other subsidiaries.

Our principal source of cash, including cash to pay dividends to our shareholders and to pay principal and interest on our indebtedness, is dividends from our banking subsidiary, Centennial Bank. There are various statutory, regulatory and other limitations on the extent to which Centennial Bank and our other subsidiaries can supply funds to us by dividend or otherwise. Although we maintain cash positions for liquidity at the holding company level, if Centennial Bank or other of our subsidiaries were unable to pay dividends to us, over time, we could be unable to pay principal and interest to holders of the subordinated notes. Generally, our regulators expect us to pay dividends out of current earnings and to maintain sufficient capital. Centennial Bank, which is subject to Arkansas banking laws, may not declare or pay a dividend of 75% or more of the net profits of such bank after all taxes for the current year plus 75% of the retained net profits for the immediately preceding year without the prior approval of the Arkansas State Bank Commissioner.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the subordinated notes, to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are ourselves a creditor with recognized claims against the subsidiary. Any capital loans that we make to any of our banking subsidiaries would be subordinate in right of payment to deposits and to other indebtedness of those banking subsidiaries. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The subordinated notes are not obligations of, nor guaranteed by, our subsidiaries and our subsidiaries have no obligation to pay any amounts due on the subordinated notes. The indenture relating to the subordinated notes does not limit the ability of our subsidiaries to issue or incur additional debt.

At December 31, 2016, Centennial Bank could legally pay up to $138.3 million in dividends to us without the prior approval of the Arkansas State Bank Commissioner. See “Business — Supervision and Regulation — Payment of Dividends” and “Risk Factors — Risks Related to Our Industry — The short-term and long-term impact of the changing regulatory capital requirements and new capital rules is uncertain” in our Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of regulatory and other restrictions on dividend declarations.

The indenture governing the subordinated notes has limited covenants, which may not protect your investment.

You should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the subordinated notes. See “Description of Notes — General.”

The indenture for the subordinated notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the subordinated notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our incurrence of indebtedness, including indebtedness that would rank senior to, or equally with, the subordinated notes;

•	limit our subsidiaries’ ability to incur any indebtedness, including indebtedness that would effectively rank senior to the subordinated notes;

•	restrict our subsidiaries’ ability to issue securities or incur indebtedness or obligations that would rank senior to the common shares of our subsidiaries held by us;

•	restrict our ability to pay dividends or other distributions and payments on our securities, or to redeem or repurchase our securities;

•	restrict our ability to make investments; or

•	require or permit acceleration of the maturity date of the subordinated notes, except upon our or our principal subsidiary bank’s bankruptcy, insolvency, liquidation, receivership or similar event.

Furthermore, the indenture governing the subordinated notes only requires a successor institution to assume our obligations under the subordinated notes, including in the event of a change in control of Centennial Bank and similar transactions. We could engage in many types of transactions, such as acquisitions, spin-offs, refinancings or recapitalizations, that could substantially change our capital structure, the ratings of the subordinated notes, and the value of the subordinated notes. There are no covenants or other provisions in the indenture governing the subordinated notes providing for a put option or increased interest or that would otherwise afford holders of the subordinated notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Holders of the subordinated notes will have limited rights if there is an event of default.

Payment of principal on the subordinated notes may be accelerated only upon our or our principal subsidiary bank’s bankruptcy, insolvency, liquidation, receivership or similar event. See “Description of the Notes — Events of Default; Waiver.” There is no right of acceleration in the case of a default in the payment of principal or interest on the subordinated notes or in the performance of any of our other obligations under the subordinated notes. Our regulators can, in the event we become subject to an enforcement action, require Centennial Bank to not pay dividends to us, and to prevent payment of interest or principal on our subordinated notes and any dividends on our capital stock, but such limits will not permit acceleration of the subordinated notes.

If an active and liquid trading market for the subordinated notes does not develop or does not continue, the market price of the subordinated notes may decline and you may be unable to sell your subordinated notes.

The subordinated notes are a new issue of securities for which there is currently no public market. We do not intend to list the subordinated notes on any national securities exchange or include the subordinated notes in any automated quotation system. An active trading market may not develop or be maintained for the subordinated notes. Although the underwriters have indicated that they intend to make a market in the subordinated notes, they may, in their sole discretion, discontinue market making activities at any time, which could negatively impact your ability to sell the subordinated notes or the prevailing market price at the time you choose to sell. Even if a trading market for the subordinated notes develops, the market may be limited and illiquid. The liquidity of a trading market, if any, in the subordinated notes, and the future trading prices of the subordinated notes will depend on many factors, including the prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, liquidity, creditworthiness, performance and prospects, including whether we have missed any interest payments or are restricted from paying interest on the subordinated notes by our regulators. If an active trading market does not develop or does not continue, you may be unable to resell your subordinated notes or may only be able to sell them at a substantial discount from your purchase price.

General market conditions and unpredictable factors could adversely affect market prices for the subordinated notes.

If you purchase subordinated notes, the subordinated notes may subsequently trade at a discount to the price that you paid for them. Several factors, many of which are beyond our control, may influence the market price of the subordinated notes, including, but not limited to:

•	the aggregate amount of subordinated notes outstanding;

•	the level of liquidity of the subordinated notes;

•	the time remaining to maturity of the subordinated notes;

•	whether interest payments have been made and are likely to be made on the subordinated notes from time to time;

•	our creditworthiness, financial condition, liquidity, performance and prospects;

•	whether the ratings on the subordinated notes provided by any ratings agency have changed;

•	the market for similar securities;

•	the level, direction and volatility of market interest rates generally, and inflation and inflation expectations generally; and

•	the overall condition of the financial markets.

The effect of any changes in such factors could be offset, in whole or in part, by other changes. For example, an improvement in our credit rating could be offset by increases in interest rates.

Our credit rating may not reflect all risks of an investment in the subordinated notes.

Any credit rating assigned to the subordinated notes will be limited in scope and does not address or reflect all material risks relating to an investment in the subordinated notes, but rather reflects only the view of the rating agency at the time it issues the rating. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. Credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the subordinated notes, based on their overall view of our industry. Accordingly, there can be no assurance that a credit rating will remain in effect for any given period of time or that a rating will not be put on watch with negative implications, lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any securities, including the subordinated notes, and may be revised or withdrawn at any time by the credit rating organization in its sole discretion. A downgrade, withdrawal or the announcement of a possible downgrade or withdrawal in a rating assigned to, or a “watch” or similar action with respect to, the subordinated notes, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of our securities to decline significantly. Conversely, because your return on the subordinated notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit rating will not necessarily reduce the other investment risks related to the subordinated notes.

The subordinated notes are not deposits and will not be insured or guaranteed by the FDIC.

The subordinated notes will not be bank deposits and will not be insured or guaranteed by the FDIC or any other governmental agency.

Because the subordinated notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

Subject to the receipt of the approval of the Federal Reserve, the subordinated notes will be redeemable by us (i) in whole or in part on the interest payment date of                or any interest payment date thereafter, and (ii) in whole, but not in part, at any time, including before                 , upon the occurrence of a Tax Event, a Tier 2 Capital Event or a 1940 Act Event, as defined in this prospectus supplement, in each case as at a redemption price equal to 100% of the principal amount of the subordinated notes, plus accrued and unpaid interest thereon to but excluding the date of redemption. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the subordinated notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the subordinated notes. See “Description of the Notes — Optional Redemption and Redemption upon Special Events.”

The amount of interest payable on the subordinated notes will vary after                 .

As the interest rate of the subordinated notes will be calculated based on three-month LIBOR from              through the maturity date and LIBOR is a floating rate, the interest rate on the subordinated notes will vary after                . From, and including the date of issuance to, but excluding                 , the subordinated notes will bear interest at an initial rate of     % per annum. Thereafter, the subordinated notes will bear interest at a floating rate equal to three-month LIBOR as calculated on each applicable date of determination, plus     %. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if three-month LIBOR increases during that period.

Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the floating rate subordinated notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.

The level of three-month LIBOR may affect our decision to redeem the subordinated notes.

It is more likely we will redeem the subordinated notes after                 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the subordinated notes prior to their maturity date, holders may not be able to invest in other securities with a similar level of risk that yield as much interest as the subordinated notes.

Holders of the subordinated notes will have no rights against the publishers of LIBOR.

Holders of the subordinated notes will have no rights against the publishers of LIBOR, even though the amount they receive on each interest payment date on and after                 will depend upon the level of LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the subordinated notes or the holders of the subordinated notes.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the subordinated notes offered hereby, after deducting the underwriting discounts and certain offering expenses, will be approximately $        million. We intend to use the net proceeds from the sale of the subordinated notes for general corporate purposes, which may include investments at the holding company level, providing capital to support the growth of Centennial Bank and our business, repurchases of our common shares and the payment of the cash consideration components of future acquisitions.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2016:

•	on an actual consolidated basis; and

•

on a consolidated basis, as further adjusted to reflect the issuance and sale of the subordinated notes, after deducting the underwriting discounts and certain estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements (including the notes thereto) incorporated by reference in this prospectus supplement and the accompanying prospectus and in conjunction with the “Selected Consolidated Historical Financial Data.” See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

	As of December 31, 2016
	Actual	As Adjusted
	(Dollars in thousands)
Liabilities
Total deposits	$6,942,427	$
Securities sold under agreements to repurchase	121,290
FHLB and other borrowed funds	1,305,198
Accrued interest payable and other liabilities	51,234
Subordinated debentures offered hereby, $ million par value	—		(1)
Subordinated debentures	60,826

Total liabilities	$8,480,975	$
Stockholders’ equity
Preferred stock, $0.01 par value; authorized 5,500,000 shares; no shares issued and outstanding at December 31, 2016	$—	$
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued and outstanding 140,472,205 at December 31, 2016	1,405
Capital surplus	869,737
Retained earnings	455,948
Accumulated other comprehensive loss	400

Total stockholders’ equity	1,327,490

Total liabilities and stockholders’ equity	$9,808,465

Consolidated capital ratios
Common equity to assets	13.53%		%
Common equity Tier 1 capital ratio	11.30
Tier 1 leverage ratio	10.63
Tier 1 risk-based capital ratio	12.01
Total risk-based capital ratio	12.97

(1)	Represents the aggregate principal amount of the subordinated notes, reduced by $ million of underwriting discount and $ million of estimated offering expenses.

(2)	Leverage ratio is Tier 1 capital to quarterly average total assets less intangible assets and gross unrealized gains/losses on available-for-sale investment securities.

CERTAIN REGULATORY CONSIDERATIONS

General

As a bank holding company, we are subject to regulation and supervision by the Federal Reserve System, which has supervisory, regulatory and enforcement authority over us. Among other responsibilities, this authority permits the Federal Reserve to restrict or prohibit activities that are determined to be a risk to Centennial Bank. The Federal Reserve examines us periodically and prepares reports for the consideration of our board of directors on any operating deficiencies that they may identify. While the Federal Reserve historically has expected bank holding companies to act as a source of strength to their bank subsidiaries, effective July 21, 2011, we are also required by the Dodd-Frank Act to act as a source of strength for Centennial Bank and for any other depository institution subsidiary we may have in the future. Such support may be required at times when a holding company may not otherwise be inclined to provide it.

Centennial Bank is examined and supervised by the Federal Reserve and Arkansas State Bank Department and its deposits are insured by the FDIC. Our relationships with our depositors, borrowers and other customers are also regulated by federal and state laws and agencies, especially in matters concerning consumer protection, privacy, anti-money laundering, the ownership of deposit accounts and various trust and other customer relationships.

For a discussion of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to Centennial Bank, please refer to our Annual Report on Form 10-K for the year ended December 31, 2016, and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Funds and not for the protection of our security holders. A change in applicable statutes, regulations or regulatory policy may have a material adverse effect on our business, financial condition (including capital adequacy) and results of operations.

Regulatory Capital Treatment

We are required by the Federal Reserve to maintain certain levels of consolidated capital for regulatory purposes. Under applicable Federal Reserve capital regulations, the subordinated notes will be treated as Tier 2 capital of Home BancShares, Inc.

DESCRIPTION OF THE NOTES

The subordinated notes will be a series of our subordinated debt securities. The subordinated notes will be issued under an indenture, or the base indenture, dated as of                 , 2017 and supplemented by a first supplemental indenture, dated as of                 , 2017 between us and U.S. Bank National Association, as trustee. We refer to the base indenture, together with the first supplemental indenture, as the indenture. The following description of the subordinated notes and the indenture may not be complete and is subject to and qualified in its entirety by reference to all of the provisions of the subordinated notes and the indenture. Wherever we refer to particular sections or defined terms of the indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement. We urge you to read these documents because they, and not this description, define your rights as a holder of the subordinated notes. For purposes of this section, references to “Home BancShares, Inc.,” the “Company,” “we,” “us” or “our” include only Home BancShares, Inc. and not any of its subsidiaries.

General

The subordinated notes will be unsecured and will be subordinated to our senior indebtedness, as described below. The subordinated notes are not guaranteed by any of our subsidiaries or affiliates, including Centennial Bank, or any other person or entity, and are not subject to any other arrangement that legally or economically enhances the seniority of the subordinated notes in relation to more senior claims. The subordinated notes will mature at 100% of their principal amount on                 , 2027. The subordinated notes will not be entitled to any sinking fund.

The subordinated notes will be issued in fully registered book-entry form without coupons and in denominations of $1,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the subordinated notes on any securities exchange or the inclusion of the subordinated notes in any automated quotation system.

Payments of principal and interest to owners of the book-entry interests are expected to be made in accordance with the procedures of DTC and its participants. So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the subordinated notes represented by that global note for all purposes under the indenture. Neither we nor the trustee has any responsibility or liability for any act or omission of DTC. The indenture contains no covenants or restrictions limiting the amount of debt or other obligations ranking senior to, pari passu with or subordinate to the subordinated notes incurred by us or by our subsidiaries. The indenture contains no financial covenants and does not restrict us from paying dividends, selling assets, making investments or issuing or repurchasing or redeeming other securities, and does not contain any provision that would provide protection to the holders of the subordinated notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving the Company or its subsidiaries that may adversely affect the Company’s credit quality. Holders of subordinated notes may not accelerate the maturity of the subordinated notes if we fail to pay interest on the subordinated notes within thirty (30) days of the applicable interest payment date. See “Risk Factors — The indenture governing the subordinated notes has limited covenants, which may not protect your investment” and “— Holders of subordinated notes will have limited rights if there is an event of default.” The subordinated notes will be treated as Tier 2 capital for regulatory capital purposes. The subordinated notes are not deposits and are not insured by the FDIC or any other governmental agency.

Interest

The subordinated notes will bear interest (a) at an initial rate of     % per annum, payable semi-annually in arrears on                  and                 of each year (each, a “fixed rate interest payment date”), commencing

on                 , 2017, from and including the date of issuance to but excluding                 , and (b) thereafter at a floating per annum rate equal to the then-current three-month LIBOR plus     %, payable quarterly in arrears on                 ,                 ,                   and                 of each year (each, a “floating rate interest payment date,” and together with the fixed rate interest payment dates, the “interest payment dates”), commencing on                 .

“Three-month LIBOR” means, for any interest period, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the designated LIBOR page as of 11:00 a.m., London time, on the reset rate determination date related to such interest period. If such rate does not appear on such page at such time, then the calculation agent will request the principal London office of each of four major reference banks in the London interbank market, selected by the Company for this purpose and whose names and contact information will be provided by the Company to the calculation agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a m., London time, on such reset rate determination date and in a principal amount equal to an amount for a single transaction in U.S. dollars in the relevant market at the relevant time as determined by the Company and provided to the calculation agent (a “representative amount”). If at least two such quotations are so provided, three-month LIBOR for the interest period related to such reset rate determination date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the calculation agent will request each of three major banks in the City of New York selected by the Company for this purpose and whose names and contact information will be provided by the Company to the calculation agent, to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a m., New York City time, on such reset rate determination date and in a representative amount. If at least two such rates are so provided, three-month LIBOR for the interest period related to such reset rate determination date will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then three-month LIBOR for the interest period related to such reset rate determination date will be set to equal the three-month LIBOR for the immediately preceding interest period or, in the case of the interest period commencing on the first floating rate interest payment date,     %, resulting in a coupon rate of     %. All percentages used in or resulting from any calculation of three-month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. Notwithstanding the foregoing, in the event that three-month LIBOR as determined in accordance with this definition is less than zero, three-month LIBOR for such interest period shall be deemed to be zero.

“Calculation agent” means U.S. Bank National Association, or any other successor appointed by us, acting as calculation agent.

“Designated LIBOR page” means the display on Bloomberg Page BBAM1 (or any successor or substitute page of such service, or any successor to such service selected by the Company), or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates for U.S. dollars.

“London banking day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London.

“Reset rate determination date” means the second London banking day immediately preceding the first day of each applicable interest period commencing on the first floating rate interest payment date.

“Additional amounts” means any additional amounts that are required by the indenture or the subordinated notes, under circumstances specified by the indenture or the subordinated notes, to be paid by the Company in respect of certain taxes imposed on holders of the subordinated notes specified by the indenture or the subordinated notes and which are owing to such holders.

The determination of three-month LIBOR for each applicable interest period by the calculation agent will (in the absence of manifest error) be final and binding. The calculation agent’s calculation of the amount of any interest payable after the first reset rate determination date will be maintained on file at the calculation agent’s principal offices.

Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months to, but excluding,                  and thereafter on the basis of a 360-day year and on the basis of the actual number of days elapsed. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Interest on the subordinated notes, subject to certain exceptions, will accrue during the applicable interest period, which is from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the subordinated notes to but excluding the applicable interest payment date or the stated maturity date or date of earlier redemption, if applicable. If a fixed rate interest payment date or the maturity date for the subordinated notes falls on a day that is not a business day, the interest payment or the payment of principal and interest at maturity will be paid on the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the subordinated notes will not be entitled to any further interest or other payments. In the event that a floating rate interest payment date falls on a day that is not a business day, then such floating rate interest payment date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such floating rate interest payment date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to but excluding such business day.

Interest on each subordinated note will be payable to the person in whose name such subordinated note is registered for such interest at the close of business on the        th day of the month immediately preceding the applicable interest payment date, whether or not such day is a business day. Any such interest which is payable, but is not punctually paid or duly provided for, on any interest payment date shall cease to be payable to the holder on such relevant record date by virtue of having been a holder on such date, and such defaulted interest may be paid by us to the person in whose name the subordinated note is registered at the close of business on a special record date for the payment of defaulted interest. However, interest that is paid on the maturity date will be paid to the person to whom the principal will be payable. Interest will be payable by wire transfer in immediately available funds in U.S. dollars at the office of the principal paying agent or, at our option in the event the subordinated notes are not represented by global notes, by check mailed to the address of the person specified for payment in the preceding sentences.

No recourse will be available for the payment of principal of, or interest or any additional amounts on, any subordinated note, for any claim based thereon, or otherwise in respect thereof, against any stockholder, employee, officer or director, as such, past, present or future, of the Company or of any successor entity. Neither the indenture nor the subordinated notes contain any covenants or restrictions restricting the incurrence of debt, deposits or other liability by us or by our subsidiaries. The indenture and the subordinated notes contain no financial covenants and do not restrict us from paying dividends or issuing or repurchasing other securities, and do not contain any provision that would provide protection to the holders of the subordinated notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

When we use the term “business day,” we mean any day except a Saturday, Sunday, a legal holiday or any other day on which banking institutions in the City of New York, New York or any place of payment are authorized or obligated by law, regulation or executive order to close.

Ranking and Subordination

The subordinated notes will be our subordinated unsecured obligations and will be subordinated in right of payment to all of our existing and future “senior indebtedness” (as defined below), including general creditors, other than holders of our trade accounts payable incurred in the ordinary course, and effectively subordinated to all of our existing and future secured indebtedness. The subordinated notes will rank equal in right of payment with all of our existing and future subordinated indebtedness. The subordinated notes will rank senior to our obligations relating to any outstanding subordinated debt securities issued to our capital trust subsidiaries. The subordinated notes will be structurally subordinated to all existing and future liabilities of our subsidiaries.

The indenture does not restrict us or any of our subsidiaries in any way now or in the future from incurring any debt, whether senior debt (including secured debt) or indebtedness that would be pari passu with or subordinate to the subordinated notes.

The indenture defines “senior indebtedness” as:

•	our obligations for money borrowed or purchased;

•	indebtedness evidenced by bonds, debentures, notes or similar instruments;

•	obligations arising from off-balance sheet guarantees and direct credit substitutes;

•	reimbursement obligations with respect to letters of credit, bankers’ acceptances or similar facilities;

•	obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

•	capital lease obligations;

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obligations associated with derivative products, including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments;

•	obligations of others described in the preceding clauses that we have guaranteed or for which we are otherwise liable or that are secured by any lien on any of our property or assets; and

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any of our obligations to our general creditors, as defined and required by the Federal Reserve under its final Basel III capital rules in 78 F.R. 62018 (Oct. 11, 2013) for subordinated debt to qualify as Tier 2 capital, unless, in any case in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is provided that such indebtedness or obligation is not superior in right of payment to the subordinated notes or to other debt that is pari passu with or subordinate to the subordinated notes.

Senior indebtedness does not include:

•	trade accounts payable arising in the ordinary course of business;

•	any other debt securities issued pursuant to the indenture (except if such debt securities are not, or no longer are, subject to the subordination provision of such indenture); or

•	any debt that expressly states that it is junior to, or ranks equally in right of payment with, the subordinated notes.

Upon any payment or distribution of assets to creditors (other than holders of our trade accounts payable incurred in the ordinary course) upon the Company’s liquidation, dissolution, winding up,

reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency or similar proceedings, all holders of our senior indebtedness will be entitled to receive payment in full of all amounts due before the holders of the subordinated notes will be entitled to receive any payment of principal or interest on their subordinated notes, except that the trustee or the holders of subordinated notes may receive payments and other distributions made from the trust described under “Discharge of Obligations” and receive and retain Permitted Junior Securities. “Permitted Junior Securities” means: (1) any equity interests issued by us; (2) any debt securities issued by us that are subordinated to all other senior indebtedness; and (3) any debt securities issued by us in a plan of reorganization in exchange for senior indebtedness to substantially the same extent as, or to a greater extent than, the subordinated notes are subordinated to senior indebtedness pursuant to the indenture. In addition, no payment on account of principal or interest on the subordinated notes shall be made by the Company if, at the time of such payment or immediately after giving effect thereto, there shall have occurred an event of default with respect to any senior indebtedness of the Company, permitting the holders thereof (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, or an event that, with the giving of notice or the passage of time or both, would constitute such event of default, and such event of default shall not have been cured or waived.

Since we are a holding company, our rights and the rights of our creditors, including holders of the subordinated notes, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be structurally subordinated to all existing and future liabilities of our subsidiaries and, as such, subject to the prior claims of the creditors of any such subsidiary, including, in the case of Centennial Bank, its depositors, except to the extent that we are a creditor of such subsidiary with recognized senior claims against the subsidiary. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt obligations and other substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations, both secured and unsecured.

Optional Redemption and Redemption upon Special Events

We may, at our option, on the interest payment date of                or any interest payment date thereafter, redeem the subordinated notes, in whole or in part. Any partial redemption will be made in any manner which the trustee deems fair and appropriate.

In addition, we may, at our option, redeem the subordinated notes at any time, including before                 , in whole, but not in part, prior to the stated maturity date in the event of:

•

a “Tax Event,” which is defined in the indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) any judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (c) any amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of our federal income tax returns or positions or a similar audit of any of our subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the subordinated notes, in each case, occurring or becoming publicly known on or after the issue date of the subordinated notes, resulting in more than an insubstantial risk that the interest payable on the subordinated notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

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a “Tier 2 Capital Event,” which is defined in the indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the issue date of the subordinated notes, the subordinated notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to us; or

•	a “1940 Act Event,” which is defined in the indenture to mean our becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Any redemption will be made at a redemption price equal to the principal amount of the subordinated notes plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption of the subordinated notes will be subject to the receipt of the approval of the Federal Reserve, to the extent then required under applicable laws or regulations, including capital regulations.

Our election to redeem any subordinated notes upon the occurrence of any of the enumerated events above will be provided to the trustee in the form of an officer’s certificate at least 45 days prior to the redemption date, or such shorter notice as may be acceptable to the trustee. In case of any such election, notice of redemption must be provided at any time after giving not less than 30 nor more than 60 days’ notice of such redemption to the registered holders of the subordinated notes.

The subordinated notes are not subject to repayment at the option of the holders.

Merger, Consolidation or Sale of Assets

We may consolidate with or merge into any other corporation, or convey or transfer our properties and assets substantially as an entirety to any person or entity, provided that:

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the corporation formed by such consolidation or into which we are merged or the person or entity which acquires by conveyance or transfer our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the U.S., any state in the U.S. or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, and interest on, all of the outstanding subordinated notes and the due and punctual performance and observance of all of the covenants and conditions to be performed by us contained in the indenture;

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immediately after giving effect to the transaction, no event of default or default under the indenture, and no event which, after notice or the lapse of time or both, would become an event of default or a default, shall have occurred and be continuing; and

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we and the corporation formed by such consolidation or into which we are merged or the person or entity which acquires by conveyance or transfer our properties and assets substantially as an entirety delivers to the trustee an officers’ certificate and an opinion of counsel stating that the consolidation, merger, conveyance or transfer complies with the relevant provisions of the indenture and constitutes the legal, valid and binding obligation of us and such corporation, person or entity.

Upon any such consolidation or merger, or conveyance or transfer, the successor corporation formed, or into which we are merged or to which such conveyance or transfer is made, shall succeed to, and be substituted for, us under the indenture, as supplemented.

This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transaction or change of control included a merger or consolidation or transfer of all or substantially all of our assets. There are no covenants or other provisions in the indenture providing for a put option or increased interest or that would otherwise afford holders of the subordinated notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

Although there is a limited body of case law interpreting the phrase “substantially as an entirety” and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve the property or assets of a person “substantially as an entirety.”

Additional Notes

The subordinated notes will initially be limited to an aggregate principal amount of $        . We may in the future, from time to time, without notice to or consent of the holders of the subordinated notes, create and issue additional subordinated notes having the same terms and conditions as the subordinated notes offered by this prospectus supplement in all respects, except for any differences in the issue date, price and interest accrued prior to the issue date of the additional subordinated notes; provided that no such additional subordinated notes may be issued unless they will be fungible with the subordinated notes offered hereby for U.S. federal income tax and securities law purposes; and provided, further, that the additional subordinated notes have the same CUSIP number as the subordinated notes offered hereby. The subordinated notes offered hereby and any additional subordinated notes issued by us would rank equally and ratably and would be treated as a single series for all purposes under the indenture. No additional subordinated notes may be issued if any event of default has occurred and is continuing with respect to the subordinated notes.

Events of Default; Waiver

Under the indenture, an event of default will occur with respect to the subordinated notes only upon our, or our principal subsidiary bank’s, bankruptcy, insolvency, liquidation, reorganization or similar event. The term “principal subsidiary bank” means each of (i) any bank subsidiary the consolidated assets of which constitute 40% or more of our consolidated assets and (ii) any other bank subsidiary designated as a “principal subsidiary bank” by our board of directors; provided that if the Federal Reserve notifies us that our bank subsidiary that is a principal subsidiary bank applying the tests in clause (i) or (ii) above does not qualify as a “major subsidiary depository institution” within the requirements of the Federal Reserve’s capital guidelines applicable to bank holding companies, such bank subsidiary will not be a principal subsidiary bank from and after the time we receive from the Federal Reserve such a notice. Currently, Centennial Bank is our only subsidiary bank and therefore is a “principal subsidiary bank.”

If an event of default permitting acceleration of the maturity of the subordinated notes occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated notes may declare the principal amount and interest to be due and payable immediately. In the event of the bankruptcy or insolvency of Centennial Bank, the enforcement of the foregoing provision would be subject to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature and status of the payment claims of the holders of the subordinated notes.

If we default in our obligation to pay any interest on the subordinated notes when due and payable and such default continues for a period of thirty (30) days, or if we default in our obligation to pay the principal amount due upon maturity, and such default continues for a period of thirty (30) days, then the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of subordinated notes of the performance of any covenant or agreement in the indenture. The trustee and holders of the subordinated notes may not accelerate the maturity of the subordinated notes, except upon our or our principal subsidiary bank’s bankruptcy, insolvency, liquidation, receivership or similar event.

The indenture also provides that the holders of not less than a majority in principal amount of the subordinated notes may waive any past default with respect to the subordinated notes and its consequences, except a default consisting of:

•	our failure to pay the principal of, or interest on, the subordinated notes; or

•	a default relating to a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of each outstanding subordinated note.

The indenture contains a provision entitling the trustee to be indemnified by the holders of any outstanding subordinated notes before proceeding to exercise any right or power under the indenture at the holders’ request or direction. The holders of a majority in principal amount of outstanding subordinated notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the subordinated notes of that series. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the subordinated notes not joining in the direction (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders).

The indenture provides that no holder of the subordinated notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

•	such holder has previously given written notice to the trustee of a continuing event of default with respect to the subordinated notes;

•

the holders of not less than 25% in principal amount of the outstanding subordinated notes shall have made written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee hereunder;

•	such holder or holders have offered to the trustee security and/or indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for sixty (60) days after its receipt of such notice, request and offer of security and/or indemnity has failed to institute any such proceeding; and

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no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding subordinated notes of such series.

These limitations do not apply to a suit instituted by a holder of subordinated notes for the enforcement of payment of the principal of, or interest on, the subordinated notes on or after the maturity date.

Modification of the Indenture

Except as set forth below, modification and amendment of the indenture as applicable to the subordinated notes may be made only with the consent of the holders of not less than a majority in principal amount of the subordinated notes and all other series of debt securities issued under the indenture and affected by such modification or amendment (voting as one class).

No modification or amendment of the indenture as applicable to the subordinated notes may, without the consent of each holder affected thereby, do any of the following:

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change the stated maturity or due date of the principal of, or interest payable on, the subordinated notes or change any place of payment where, or the currency in which, such principal and interest is payable;

•	reduce the principal amount of, or the rate or amount of interest on, the subordinated notes;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, the subordinated notes;

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reduce the percentage of the holders of the subordinated notes necessary (i) to modify or amend the indenture, or (ii) to waive compliance with certain provisions thereof or certain defaults and consequences thereunder;

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modify any of the provisions with respect to the subordination of the subordinated notes of any series in a manner adverse to the holders or adverse to the capital treatment of the subordinated notes, except to clarify ambiguities or to meet regulatory requirements and treatment of the subordinated notes as Tier 2 capital; or

•	modify or affect in any manner adverse to the holders the terms and conditions of our obligation in respect of the due and punctual payment of the principal of or interest on the subordinated notes.

We and the trustee may modify or amend the indenture as applicable to the subordinated notes, without the consent of any holder of the subordinated notes, for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

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to evidence and provide for the acceptance or appointment of a successor trustee with respect to the subordinated notes or facilitate the administration of the trusts under the indenture by more than one trustee;

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to add to the covenants for the benefit of the holders of the subordinated notes or to surrender any right or power conferred upon us in the indenture, provided that such action shall not adversely affect the interests of the holders of the subordinated notes as determined in good faith by us and evidenced by an officer’s certificate;

•	to add or eliminate additional events of default, provided such change does not apply to any outstanding series of subordinated notes;

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to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the interests of the holders of the subordinated notes in any material respect (except for changes to confirm that the subordinated notes are Tier 2 capital for regulatory purposes) as determined in good faith by us and evidenced by an officer’s certificate;

•	to establish the form of any securities and to provide for the issuance of any series of securities under the indenture and to set forth the terms thereof;

•	to provide for additional notes;

•	to provide for the issuance of subordinated notes in uncertificated form in place of certificated subordinated notes;

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to conform the text of the indenture or the subordinated notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture or the subordinated notes, which intent may be evidenced by an officers’ certificate to that effect;

•	to qualify the indenture under the Trust Indenture Act; or

•	to comply with the rules and regulations of any securities exchange or automated quotation system on which the subordinated notes may be listed or traded.

No modification or amendment of the indenture that adversely affects the superior position of any holder of senior indebtedness will be effective against any such holder of senior indebtedness unless such holder of senior indebtedness will have consented to such modification or amendment.

Discharge of Obligations

Under the indenture, we may discharge certain obligations to holders of the subordinated notes that have not already been delivered to the trustee for cancellation. We can discharge these obligations by irrevocably depositing with the trustee funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on the subordinated notes, including the principal of and interest payable on the subordinated notes to the date of the deposit, if the subordinated notes have become due and payable. Amounts deposited with the trustee in connection with the discharge of obligations described above and not prohibited under the subordination provisions of the indenture when deposited will not be subject to subordination.

Trustee

U.S. Bank National Association will act as trustee, registrar, paying agent, and calculation agent for the subordinated notes. From time to time, we and our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Upon the occurrence of an event of default or a default under the subordinated notes, or upon the occurrence of a default under another indenture under which U.S. Bank National Association may serve as trustee in the future, the trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee for the subordinated notes.

Notices

Any notices required to be given to the holders of the subordinated notes held in global form will be given to DTC.

Governing Law; Waiver of Jury Trial

The indenture and the subordinated notes are governed by and will be construed in accordance with the laws of the State of New York. The indenture provides that we and the trustee, and each holder of a subordinated note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture or the subordinated notes, or any transaction contemplated thereby.

Book-entry Delivery and Form

General

The subordinated notes offered hereby will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The subordinated notes will be issued on the issue date therefor only against payment in immediately available funds. The subordinated notes offered hereby initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive, fully registered form without interest coupons, which we refer to as the “global notes.”

The global notes will be deposited upon issuance with the trustee, as custodian for DTC, and registered in the name of DTC, or its nominee, Cede & Co., as described below under “— Depository Procedures.” Global securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may be held through the Euroclear System, or Euroclear, and Clearstream Banking, S.A., or Clearstream, each as indirect participants in DTC. Transfers of beneficial interests in the global securities will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time. Beneficial interests in the global notes may not be exchanged for subordinated notes in certificated form except in the limited circumstances described below under “— Exchange of Book-entry Notes for Certificated Notes.” Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC, which may change from time to time.

Depository Procedures

The information in this section, including any description of the operations and procedures of DTC, Euroclear and Clearstream, has been provided solely as a matter of convenience. We do not take any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

DTC is a limited-purpose trust company created to hold securities for its participating organizations, referred to as “participants,” and facilitate the clearance and settlement of transactions in those securities between DTC’s participants through electronic book-entry changes in accounts of its participants. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as “indirect participants.”

Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC’s participants and indirect participants.

Pursuant to procedures established by DTC:

•	upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global notes; and

•

ownership of such interests in the global notes will be maintained by DTC (with respect to its participants) or by DTC’s participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Investors in the global securities that are participants may hold their interests therein directly through DTC. Investors in the global securities that are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. All interests in a global security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some jurisdictions require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or to otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the subordinated notes, see “— Exchange of Book-entry Notes for Certificated Notes.” Except as described below, owners of interests in the global notes will not have subordinated notes registered in their names, will not receive physical delivery of subordinated notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest on, a global note registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee, as applicable, will treat the persons in whose names the subordinated notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the trustee or any of our respective agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the subordinated notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of subordinated notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee, as applicable, or us.

Transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream. DTC has advised us that it will take any action permitted to be taken by a holder of securities only at the direction of one or more participants to whose account DTC has credited the interests in the applicable global security and only in respect of such portion of the aggregate principal or face amount of the securities as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor any indenture trustee, nor any agent of us or of any such person will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-entry Notes for Certificated Notes

The global notes are exchangeable for certificated subordinated notes in definitive, fully registered form without interest coupons only if DTC notifies us that it is unwilling or unable to continue as depository for the global notes.

Same-day Settlement and Payment

Initial settlement for the subordinated notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences related to the purchase, ownership and disposition of the subordinated notes by holders that purchase subordinated notes for cash in this original issuance at their “issue price” (i.e., the first price at which a substantial amount of the subordinated notes are sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter), and that hold the subordinated notes as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon the Code, regulations of the Treasury Department, or Treasury regulations, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not sought, and will not seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the subordinated notes which are different from those discussed below.

This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the subordinated notes. It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, any U.S. federal tax considerations other than income taxation (such as estate or gift taxation) or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks;

•	thrifts;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	insurance companies;

•	persons that hold subordinated notes as part of a “straddle,” a “hedge” or a “conversion transaction” or other risk reduction transaction;

•	persons subject to the alternative minimum tax;

•	U.S. expatriates;

•	U.S. holders (defined below) that have a “functional currency” other than the U.S. dollar;

•

pass-through entities (e.g., partnerships and entities or arrangements treated as partnerships for U.S. federal income tax purposes) or investors that hold the subordinated notes through pass-through entities;

•	passive foreign investment companies; and

•	controlled foreign corporations.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of subordinated notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are an entity or arrangement classified as a partnership for U.S. federal income tax purposes, or a partner of such a partnership, and are considering purchasing subordinated notes, you should consult with your own tax advisor.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

As used in this discussion, a “U.S. holder” is a beneficial owner of a subordinated note that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the U.S.;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons (as defined under the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Interest

It is anticipated, and this discussion assumes, that the subordinated notes will be issued at par or at a discount that results in no more than a “de minimis” amount (as set forth in the applicable Treasury regulations) of original issue discount, OID. OID is a form of interest. In general, in the hands of the original holder of a subordinated note, OID is the excess of the subordinated note’s stated redemption price at maturity over its issue price. A U.S. Holder holding a subordinated note with de minimis OID must include any de minimis OID in income, as capital gain, as stated principal payments are made on the subordinated note. Stated interest on a subordinated note generally will be taxable to a U.S. holder as ordinary interest income:

•	when it accrues, if the U.S. holder uses the accrual method of accounting for U.S. federal income tax purposes; or

•	when received, if the U.S. holder uses the cash method of accounting for U.S. federal income tax purposes.

If, however, the subordinated notes are issued for an amount less than the principal amount and the difference is more than a de minimus amount, a U.S. holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method, based on compounding of interest before the receipt of cash attributable to this income.

Sale or Other Disposition of Subordinated Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a subordinated note, a U.S. holder generally will recognize a gain or loss equal to the difference, if any, between:

•

the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid interest, which generally will be taxable as ordinary income to the extent not previously included in gross income); and

•	the U.S. holder’s adjusted tax basis in the subordinated note.

A U.S. holder’s adjusted tax basis in a subordinated note generally will equal the initial purchase price of the subordinated note. The U.S. holder’s gain or loss that is recognized on the sale or other disposition of the subordinated note generally will be capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the U.S. holder has held the subordinated note for more than one year. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be eligible for a preferential tax rate. A U.S. holder’s ability to deduct capital losses may be limited.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on, or the proceeds of a sale or other disposition (including a retirement or redemption) of, subordinated notes held by a U.S. holder, unless the U.S. holder is an exempt recipient. Backup withholding generally will apply to such payments unless the U.S. holder provides us or the appropriate intermediary with a correct taxpayer identification number and complies with certain certification procedures, or the U.S. holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds the U.S. holder’s actual U.S. federal income tax liability and the U.S. holder timely provides the required information to the IRS.

Medicare Tax

Certain U.S. holders who are individuals, estates or trusts are subject to an additional 3.8% Medicare tax on the lesser of (i) the U.S. holder’s “net investment income” in the case of an individual, or undistributed “net investment income” in the case of an estate or trust, in each case for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income in the case of an individual, or adjusted gross income in the case of an estate or trust, in each case for the taxable year, over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income generally will include its interest income and its net gains from the disposition of the subordinated notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the subordinated notes.

Non-U.S. Holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of subordinated notes and you are, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Taxation of Interest

Subject to the discussion of backup withholding and FATCA withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on payments of interest on a subordinated note, provided that:

•	the non-U.S. holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all classes of our common stock within the meaning of the Code and applicable Treasury regulations;

•	a bank receiving interest as described in Section 881(c)(3)(A) of the Code;

•	a controlled foreign corporation related to us (actually or constructively) through stock ownership; or

•	such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

•

the non-U.S. holder provides a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute or successor IRS Form), signed under penalties of perjury, which provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder is not a U.S. person (as defined under the Code), to:

•	us or our paying agent; or

•

a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that holds the non-U.S. holder’s subordinated note on the non-U.S. holder’s behalf and certifies to us or our paying agent, under penalties of perjury, that it, or the bank or financial institution between it and the non-U.S. holder, has received from the non-U.S. holder its properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute or successor IRS Form) and provides us or our paying agent with a copy of such form.

Special rules may apply to non-U.S. holders who hold subordinated notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

Payments of interest on a subordinated note that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States, generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to payments to a U.S. holder (without regard to the Medicare tax described above). In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on the non-U.S. holder’s effectively connected earnings and profits attributable to such interest. If interest is effectively connected income, payments of such interest will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us or our paying agent with a properly completed IRS Form W-8ECI (or the appropriate successor form), signed under penalties of perjury, on or before the date of the payment of such interest.

A non-U.S. holder that does not qualify for an exemption from U.S. federal income tax or withholding tax under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on payments of interest on a subordinated note.

NON-U.S. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS ABOUT ANY APPLICABLE INCOME TAX TREATIES, WHICH MAY PROVIDE FOR AN EXEMPTION FROM OR A REDUCTION OF U.S. FEDERAL INCOME TAX OR WITHHOLDING TAX, AN EXEMPTION FROM OR A REDUCTION OF THE BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED ABOVE.

Sale or Other Disposition of Subordinated Notes

Subject to the discussion of backup withholding and FATCA withholding below, any gain recognized by a non-U.S. holder on the sale, exchange, redemption, retirement or other disposition of a subordinated note generally will not be subject to U.S. federal income tax or withholding tax, unless:

•

such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are satisfied.

If the first bullet point applies, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above (without regard to the Medicare tax described above), unless an applicable income tax treaty provides otherwise. In addition, if a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it may be subject to the branch profits tax described above on the non-U.S. holder’s effectively connected earnings and profits attributable to such gain. If the second bullet point applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on the amount by which the non-U.S. holder’s capital gains from U.S. sources exceed certain capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

Payments to a non-U.S. holder of interest on a subordinated note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to the non-U.S. holder. The IRS may make this information available under the provisions of an applicable tax treaty to tax authorities in the country in which the non-U.S. holder resides. Backup withholding generally will not apply to payments of interest on a subordinated note if a non-U.S. holder duly provides certification as to its foreign status, or the non-U.S. holder otherwise establishes an exemption.

In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds from a sale or other disposition (including a retirement or redemption) of a subordinated note within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds the non-U.S. holder’s actual U.S. federal income tax liability and the non-U.S. holder timely provides the required information to the IRS.

Legislation Affecting Taxation of Subordinated Notes Held By or Through Foreign Entities

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% withholding tax on interest payments and proceeds of sale of interest-bearing obligations for payments made after the relevant effective date to certain foreign financial institutions that fail to certify their FATCA status, and investment funds and non-financial foreign entities if certain disclosure requirements related to direct and indirect United States shareholders and/or United States accountholders are not satisfied.

Under applicable Treasury Regulations and IRS guidance including Notice 2015-66, a withholding tax of 30% will generally be imposed, subject to certain exceptions, on payments of (a) interest, and (b) gross proceeds from the sale or other disposition of notes on or after January 1, 2019. In the case of payments made to a “foreign financial institution” (generally including an investment fund), as a beneficial owner or as an intermediary, the withholding tax generally will be imposed, subject to certain exceptions, unless such institution (i) enters into (or is otherwise subject to) and complies with an agreement with the U.S. government (a “FATCA Agreement”) or (ii) is required by and complies with applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”), in either case to, among other things, collect and provide to the U.S. or other relevant tax authorities certain information regarding U.S. account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its “substantial” U.S. owners. If the notes are held through a foreign financial institution that enters into (or is otherwise subject to) a FATCA Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold such tax on payments of interest and gross proceeds described above made to (x) a person (including an individual) that fails to comply with certain information requests or (y) a foreign financial institution that has not entered into (and is not otherwise subject to) a FATCA Agreement and is not required to comply with FATCA pursuant to applicable foreign law enacted in connection with an IGA. Coordinating rules may limit duplicative withholding in cases where the withholding described above in “Non-U.S. Holders” or “Information Reporting and Backup Withholding” also applies.

If any amount of, or in respect of, U.S. withholding tax were to be deducted or withheld from payments on the notes as a result of a failure by an investor (or by an institution through which an investor holds the notes) to comply with FATCA, neither the issuer nor any paying agent nor any other person would, pursuant to the terms of the notes, be required to pay additional amounts with respect to any notes as a result of the deduction or withholding of such tax. Each Non-U.S. holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of the notes.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE SUBORDINATED NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the subordinated notes by (i) employee benefit plans subject to Part 4 of Subtitle B of Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, (ii) plans, individual retirement accounts and other arrangements subject to Section 4975 of the Code, (iii) plans subject to federal, state, local, non-U.S. or other laws or regulations that are similar to ERISA or Section 4975 of the Code, and (iv) entities whose underlying assets are considered to include “plan assets” of such employee benefit plans, plans or arrangements. Each of these plans, individual retirement accounts and arrangements are referred to in this summary as a “plan.” This summary is (i) general in nature, (ii) does not address every issue pertaining to ERISA that may be applicable to us, the subordinated notes or a particular investor, and (iii) is not legal, tax, or benefits advice. In addition, the following discussion is based on the applicable law and regulations in effect as of the date of this prospectus supplement, and nothing herein shall be construed as an obligation to update this summary as a result of any changes in the applicable law or regulations. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the ERISA-, tax-, and benefits-related issues that affect or may affect the investor with respect to this investment. Each fiduciary of a plan should consider the fiduciary standards of ERISA or any applicable similar laws in the context of the plan’s particular circumstances before authorizing an investment in the subordinated notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable similar laws and would be consistent with the documents and instruments governing the plan.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to such provisions, or ERISA plans, from engaging in certain transactions involving “plan assets” with persons that are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to the plans. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. As a general rule, employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA that have not made an election under Section 410(d) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to similar laws that regulate their investments.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code could arise if the subordinated notes were acquired by an ERISA plan with respect to which we or any of our affiliates or any underwriter is a party in interest or a disqualified person. For example, if we or any underwriter are a party in interest or disqualified person with respect to an investing ERISA plan (either directly or, in our case, by reason of our ownership of our subsidiaries), the purchase of any subordinated notes by a plan could result in a sale or exchange prohibited by Section 406(a)(1)(A) of ERISA and Section 4975(c)(1)(A) of the Code and/or an extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B), unless exemptive relief were available under an applicable exemption (see below).

The U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the subordinated notes. Those class exemptions include:

•	PTCE 96-23 for certain transactions determined by in-house asset managers;

•	PTCE 95-60 for certain transactions involving insurance company general accounts;

•	PTCE 91-38 for certain transactions involving bank collective investment funds;

•	PTCE 90-1 for certain transactions involving insurance company pooled separate accounts; and

•	PTCE 84-14 for certain transactions determined by independent qualified professional asset managers.

In addition, ERISA Section 408(b)(17) may provide a limited exemption for transactions between a plan and a party in interest or disqualified person, provided that the party in interest is not a fiduciary (or an affiliate) who has or exercises any discretionary authority or control with respect to the investment of the plan assets involved in the transaction or renders investment advice with respect to those assets, and is a party in interest or disqualified person solely by reason of being a service provider to the plan, being a relative of the service provider or having certain other employment or ownership relationships to a service provider to the plan and provided, further that the plan receives no less, nor pays more, than adequate consideration in connection with the transaction. No assurance can be made, however, that any of these statutory or class exemptions will be available with respect to transactions involving the subordinated notes or with respect to any particular plan.

Because of the possibility that direct or indirect prohibited transactions or violations of similar laws could occur as a result of the purchase, holding or disposition of the subordinated notes by a plan, the subordinated notes may not be purchased by any plan, or any person investing the assets of any plan, unless its purchase, holding and disposition of the subordinated notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any similar laws. Any purchaser or holder of the subordinated notes or any interest in the subordinated notes will be deemed to have represented by its purchase and holding of the subordinated notes that either:

•	it is not a plan and is not purchasing the subordinated notes or interest in the subordinated notes on behalf of or with the assets of any plan; or

•

its purchase, holding and disposition of the subordinated notes or interest in the subordinated notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any similar laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that any person considering the purchase of the subordinated notes on behalf of or with the assets of any plan consult with its counsel regarding the consequences under ERISA, the Code and any applicable similar laws of the acquisition, ownership and disposition of the subordinated notes, whether any exemption would be applicable, and whether all conditions of such exemption have been satisfied such that the acquisition and holding of the subordinated notes by the plan are entitled to full exemptive relief thereunder. Nothing herein shall be construed as, and the sale of the subordinated notes to a plan is in no respect, a representation by us or the underwriters that any investment in the subordinated notes would meet any or all of the relevant legal requirements with respect to investment by, or is appropriate for, plans generally or any particular plan.

UNDERWRITING

RBC Capital Markets, LLC and                 are acting as the underwriters named in this offering. Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement, each of the underwriters has severally and not jointly agreed to purchase from us, and we have agreed to sell to that underwriter, the principal amount of subordinated notes listed next to its name in the following table:

Underwriter	Principal amount of notes
RBC Capital Markets, LLC	$
Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters are obligated to take all of the subordinated notes sold under the underwriting agreement if any of these subordinated notes are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Purchasers of the subordinated notes who wish to trade the subordinated notes prior to their date of delivery hereunder should consult their advisors.

The underwriters are offering the subordinated notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the subordinated notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the subordinated notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the subordinated notes. After the initial offering to the public, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $         and are payable by us. These expenses include the underwriter’s legal fees in connection with this offering that we have agreed to pay.

Certain of our directors and executive officers may purchase the subordinated notes in this offering at the offering price.

New Issue of Subordinated Notes

The subordinated notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the subordinated notes on any national securities exchange or for inclusion of the subordinated notes on any automated dealer quotation system. We have been advised by RBC Capital Markets, LLC that they presently intend to make a market in the subordinated notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the subordinated notes or that an active public market for the subordinated notes will develop. If an active public trading market for the subordinated notes does not develop, the market price and liquidity of the subordinated notes may be adversely affected. If the subordinated notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 45 days after the date of this prospectus supplement, without first obtaining the prior written consent of the underwriters, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, or publicly announce an intention to offer any debt securities issued or guaranteed by the Company similar to the subordinated notes or securities exchangeable for or convertible into debt securities similar to the subordinated notes, except for the subordinated notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the subordinated notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of subordinated notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing subordinated notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the subordinated notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the subordinated notes or preventing or retarding a decline in the market price of the subordinated notes. As a result, the price of the subordinated notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the subordinated notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions in Canada

The subordinated notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the subordinated notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the subordinated notes offered hereby. Any such short positions could adversely affect future trading prices of the subordinated notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

CERTAIN LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the subordinated notes offered hereby, will be passed upon for us by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas. As of March 24, 2017, attorneys with Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. participating in this matter beneficially own approximately 6,268 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Squire Patton Boggs (US) LLP, Cincinnati, Ohio.

EXPERTS

BKD, LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, included in our Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of our internal control over financial reporting as of December 31, 2016, as set forth in their reports, which are incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on BKD, LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

HOME BANCSHARES, INC.

Common Stock

Preferred Stock

Rights

Warrants

Subordinated Debt Securities

We may offer and sell, from time to time, in one or more offerings, any combination of securities that we describe in this prospectus.

This prospectus provides you with a general description of these securities. We will file prospectus supplements and may provide other offering material at later dates that will contain specific terms of each issuance of securities. These supplements may also add, update or change information contained in this prospectus.

You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “HOMB.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 4 of this prospectus and in the documents we filed with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense in the United States.

These securities are unsecured and are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus is dated March 28, 2017.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

Each time we use this prospectus to offer securities, we will provide a prospectus supplement containing specific information about the amounts, prices and terms of the securities being offered. The prospectus supplement may add, update or change information in this prospectus. If the information in the prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement. See “Where You Can Find More Information” for more information.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any prospectus supplement is delivered or securities are sold on a later date.

Unless otherwise stated or the context otherwise requires, all references to “Home BancShares,” “the Company,” “we,” “our,” “us” and similar terms refer to Home BancShares, Inc. and its consolidated subsidiaries.

Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in U.S. dollars.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of our statements contained in this document are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements relate to future events or our future financial performance and include statements about the competitiveness of the banking industry, potential regulatory obligations, our entrance and expansion into other markets, our other business strategies and other statements that are not historical facts. Forward-looking statements are not guarantees of performance or results. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, but not limited to, the following:

•	the effects of future local, regional, national and international economic conditions, including inflation or a decrease in commercial real estate and residential housing values;

•	changes in the level of nonperforming assets and charge-offs, and credit risk generally;

•	the risks of changes in interest rates or the level and composition of deposits, loan demand and the values of loan collateral, securities and interest-sensitive assets and liabilities;

•	the effect of any mergers, acquisitions or other transactions to which we or our bank subsidiary may from time to time be a party, including our ability to successfully integrate any businesses that we acquire;

•	the risk that expected cost savings and other benefits from acquisitions may not be fully realized or may take longer to realize than expected;

•	the possibility that an acquisition does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all;

•	the reaction to a proposed acquisition transaction of the respective companies’ customers, employees and counterparties;

•	diversion of management time on acquisition-related issues;

•	the ability to enter into and/or close additional acquisitions;

•	the availability of and access to capital on terms acceptable to us;

•	increased regulatory requirements and supervision that will apply as a result of our exceeding $10 billion in total assets;

•	legislation and regulation affecting the financial services industry as a whole, and the Company and its subsidiaries in particular, including the effects resulting from the reforms enacted by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the adoption of regulations by regulatory bodies under the Dodd-Frank Act;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes, including as a result of initiatives of the newly elected administration of President Donald J. Trump;

•	the effects of terrorism and efforts to combat it;

•	political instability;

•	the ability to keep pace with technological changes, including changes regarding cybersecurity;

•	an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting our bank subsidiary or our customers;

•	the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally and internationally, together with competitors offering banking products and services by mail, telephone and the Internet;

•	the effect of changes in accounting policies and practices and auditing requirements, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;

•	higher defaults on our loan portfolio than we expect; and

•	the failure of assumptions underlying the establishment of our allowance for loan losses or changes in our estimate of the adequacy of the allowance for loan losses.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Cautionary Note. Our actual results may differ significantly from those we discuss in these forward-looking statements. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, see the “Risk Factors” section provided below.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC, and have filed a registration statement on Form S-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

You may read and copy the registration statement and any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition to the foregoing, we maintain a website at http://www.homebancshares.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available on our Internet website copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such documents as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the termination of the offering of the securities by means of this prospectus will automatically update and, where applicable, supersede information contained in this prospectus or incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offering of the securities offered hereby:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 28, 2017.

(b) Our Current Reports on Form 8-K filed with the SEC on January 25, 2017, February 24, 2017, March 1, 2017, and March 27, 2017.

(c) The description of our Common Stock contained in our Registration Statement on Form 10, filed under Section 12 of the Exchange Act on April 7, 2006, and all amendments or reports filed for the purpose of updating such description.

Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of these filings, at no cost, by writing or calling us at the following address:

Home BancShares, Inc.

719 Harkrider, Suite 100

Conway, Arkansas 72032

Attn: Corporate Secretary

(501) 339-2929

THE COMPANY

We are a Conway, Arkansas headquartered bank holding company registered under the federal Bank Holding Company Act of 1956. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB”. We are primarily engaged in providing a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities through our wholly owned community bank subsidiary – Centennial Bank. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City.

Home BancShares acquires, organizes and invests in community banks that serve attractive markets. Our community banking team is built around experienced bankers with strong local relationships. The Company was formed in 1998 by an investor group led by John W. Allison, our Chairman, and Robert H. “Bunny” Adcock, Jr., our Vice Chairman. After obtaining a bank charter, we established First State Bank in Conway, Arkansas, in 1999. We acquired Community Bank, Bank of Mountain View and Centennial Bank in 2003, 2005 and 2008, respectively. Home BancShares and its founders were also involved in the formation of Twin City Bank and Marine Bank, both of which we acquired in 2005. During 2008 and 2009, we merged all of our banks into one charter and adopted Centennial Bank as the common name. In 2010, we acquired six banks in Florida through Federal Deposit Insurance Corporation (“FDIC”) assisted transactions with loss share, including Old Southern Bank, Key West Bank, Coastal Community Bank, Bayside Savings Bank, Wakulla Bank and Gulf State Community Bank. In 2012, we acquired three banks headquartered in Florida including Vision Bank, Premier Bank and Heritage Bank of Florida (“Heritage”). Heritage was acquired through an FDIC-assisted transaction without loss share. In 2013, we acquired Liberty Bancshares, Inc. headquartered in Jonesboro, Arkansas. During 2014, we acquired Florida Traditions Bank headquartered in Dade City, Florida and Broward Financial Holdings, Inc. headquartered in Fort Lauderdale, Florida. During 2015, we acquired Doral Bank’s Florida Panhandle operations (“Doral Florida”), a pool of national commercial real estate loans, and Florida Business BancGroup, Inc., headquartered in Tampa, Florida. In connection with the acquisition of the pool of national commercial real estate loans, we opened a loan production office in New York City, which was converted to a branch in 2016, and created Centennial Commercial Finance Group (“Centennial CFG”). In February 2017, we acquired Giant Holdings, Inc. headquartered in Fort Lauderdale, Florida, and The Bank of Commerce headquartered in Sarasota, Florida.

Our principal executive office is located at 719 Harkrider, Suite 100, Conway, Arkansas, and our telephone number is (501) 339-2929.

RISK FACTORS

An investment in our securities involves significant risks. Our business, financial condition, and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. Before you make an investment decision regarding the securities, you should carefully consider the risks and uncertainties described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in any updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks described in those documents are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations, our financial results and the value of the securities. The prospectus supplement applicable to each series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the securities we are offering under that prospectus supplement.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the proceeds from the sale of the securities described in this prospectus for general corporate purposes and to support our ongoing and future anticipated growth, including potential acquisitions. Pending such use, we may temporarily invest the proceeds or use them to reduce indebtedness. The applicable prospectus supplement will provide more details on the use of proceeds of any specific offering.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown. For purposes of computing the ratio, earnings represent the sum of income from continuing operations before taxes plus fixed charges. Fixed charges represent total interest expense, capital debt expenses and estimated interest in rent. Interest on deposits is subtracted from both the numerator and denominator in the calculation of the “excluding interest on deposits” ratio. We have not had any preferred shares outstanding during the periods shown. We refer you to Exhibit 12.1 to our Annual Report on Form 10-K for the year ended December 31, 2016 for additional information.

	Years Ended December 31,
	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges:
Including interest on deposits	10.01x	10.71x	10.03x	7.94x	5.48x
Excluding interest on deposits	19.31x	23.92x	26.96x	20.70x	15.10x

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our common stock, preferred stock, rights and warrants that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

When we use the terms “security” or “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our common stock and certain provisions of our Restated Articles of Incorporation, Restated Bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our Restated Articles of Incorporation and Restated Bylaws, copies of which have been filed with the SEC and are also available upon request from us.

General

Under our Restated Articles of Incorporation, as amended, we have authority to issue up to 200,000,000 shares of common stock, par value $0.01 per share, and up to 5,500,000 shares of preferred stock, par value $0.01 per share. Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock.

As of March 24, 2017, 143,441,824 shares of our common stock were issued and outstanding, and 4,778,236 shares of common stock were reserved for issuance pursuant to the Company’s stock option and performance incentive plan. Our common stock is listed on the NASDAQ Global Select Market. The outstanding shares of our common stock are validly issued, fully paid and non-assessable.

As of March 24, 2017, no shares of our preferred stock were issued and outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of our common stock do not have cumulative voting rights.

Dividend Rights. Holders of our common stock are entitled to dividends when, as, and if declared by our board of directors out of funds legally available for the payment of dividends. Holders of any series of preferred stock we may issue in the future may have a priority over holders of common stock with respect to dividends. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum regulatory capital requirements. State laws also limit a bank’s ability to pay dividends. Accordingly, the dividend restrictions imposed on our subsidiaries by statute or regulation effectively may limit the amount of dividends we can pay.

Liquidation and Dissolution. In the event of the liquidation, dissolution and winding up of the Company, the holders of our common stock are entitled to receive ratably all of the assets of the Company available for distribution after satisfaction of all liabilities of the Company, subject to the rights of the holders of any of the Company’s preferred shares that may be issued from time to time.

Other Rights. Holders of our common stock have no preferential or preemptive rights with respect to any securities of Home BancShares, and there are no conversion rights or redemption or sinking fund provisions applicable to our common stock.

Restrictions on Ownership. The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Modification of Rights. Rights of the holders of our common stock may not be modified by less than a majority vote of the common stock outstanding. Additionally, under the Arkansas Business Corporation Act of 1987, a majority vote is required for the approval of a merger or consolidation with another corporation, and for the sale of all or substantially all of our assets and liquidation or dissolution of Home BancShares.

Transfer Agent. The transfer agent and registrar for our common stock is Computershare, 250 Royall Street, Canton, Massachusetts 02021.

Preferred Stock

The 5,500,000 shares of our preferred stock, par value $0.01 per share, are typically referred to as “blank check” preferred stock. This term means that these shares of preferred stock may be issued with such preferences, limitations, relative rights, and terms as determined by our board of directors. As such, the board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock.

DESCRIPTION OF RIGHTS

In this section, we describe the general terms and provisions of the rights to securities that we may offer to our shareholders. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights we offer will include specific terms relating to the offering, including, among others, the date of determining the shareholders entitled to the rights distribution, the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights, the exercise price, the conditions to completion of the offering, the date on which the right to exercise the rights will commence and the date on which the right will expire, and any applicable U.S. federal income tax considerations. To the extent that any particular terms of the rights, rights agent agreements, or rights certificates described in a prospectus supplement differ from any of the terms described here, then the terms described here will be deemed to have been superseded by that prospectus supplement.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights would become void and of no further force or effect.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

The description in the applicable prospectus supplement and other offering material of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agent agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of the applicable rights agent agreement if we offer rights, see “Documents Incorporated by Reference” and “Where You Can Find More Information.” We urge you to read the applicable rights agent agreement and the applicable prospectus supplement and any other offering material in their entirety.

DESCRIPTION OF WARRANTS

We may issue warrants from time to time in one or more series for the purchase of our common stock or preferred stock or any combination of those securities. Warrants may be issued independently or together with any shares of common stock or shares of preferred stock or offered by any prospectus supplement and may be attached to or separate from common stock or preferred stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent, or any other bank or trust company specified in the related prospectus supplement relating to the particular issue of warrants. The warrant agent will act as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The specific terms of a series of warrants will be described in the applicable prospectus supplement relating to that series of warrants along with any general provisions applicable to that series of warrants.

The following is a general description of the warrants we may issue. The applicable prospectus supplement will describe the specific terms of any issuance of warrants. The terms of any warrants we offer may differ from the terms described in this prospectus. As a result, we will describe in the prospectus supplement the specific terms of the particular series of warrants offered by that prospectus supplement. Accordingly, for a description of the terms of a particular series of warrants, you should carefully read this prospectus, the applicable prospectus supplement, and the applicable warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms. If warrants are offered by us, the prospectus supplement will describe the terms of the warrants, including the following if applicable to the particular offering:

•	the title of the warrants;

•	the total number of warrants;

•	the number of shares of common stock purchasable upon exercise of the warrants to purchase common stock and the price at which such shares of common stock may be purchased upon exercise;

•	the designation and terms of the preferred stock with which the warrants are issued and the number of warrants issued with each share of preferred stock;

•	the date on and after which the warrants and the related common stock or preferred stock will be separately transferable;

•	if applicable, the date on which the right to exercise the warrants will commence and the date on which this right will expire;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants may be exchanged for new warrants of different denominations, may be presented for registration of transfer, and may be exercised at the office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of shares of common stock or shares of preferred stock purchasable upon exercise, including the right to receive payments of dividends, if any, on the shares of common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants. Each warrant will entitle the holder to purchase a number of shares of common stock or shares of preferred stock at an exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to those warrants. Warrants may be exercised at the times set forth in the prospectus supplement relating to the warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase shares of common stock or shares of preferred stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised properly completed and duly executed at the office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock or shares of preferred stock purchasable upon such exercise. If fewer than all of the warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Documents Incorporated by Reference” and “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

The following description of the subordinated debt securities sets forth certain general terms that may apply to the subordinated debt securities that we may offer under this prospectus. The subordinated debt securities are sometimes referred to as the “debt securities.” Unless otherwise specified in the applicable prospectus supplement, we will issue the subordinated debt securities under a subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. The subordinated indenture is sometimes referred to as the “indenture.” The form of subordinated indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The trustee under the indenture is referred to as the “indenture trustee.” The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and may be supplemented or amended from time to time. Prior to issuing any debt securities, we will select an indenture trustee for the indenture relating to the issuance of debt securities, qualify such indenture trustee under the Trust Indenture Act and execute such indenture.

The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. We will describe the specific terms of a series of debt securities and the extent, if any, to which the specific terms of the debt securities modify the terms of the indenture in the prospectus supplement relating to the debt securities.

This summary is subject to, and qualified in its entirety by reference to, the indenture, which contains the full legal text of the matters described in this section, and the description of the specific terms of the debt securities in the applicable prospectus supplement. The following summary is not complete. You should read all of the provisions of the indenture, including the definitions of certain terms.

Since we are a holding company, our right, and accordingly, the right of our creditors and shareholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.

Terms of the Securities

The debt securities will not be secured by any of our assets. Neither the indenture nor the debt securities will limit or otherwise restrict the amounts of other indebtedness that we may incur, or the amount of other securities that we may issue. The indenture does not limit the principal amount of any particular series of debt securities. The debt securities will be subordinated as described below under “Subordination.” All of the debt securities issued under the indenture will rank equally and ratably with any additional debt securities issued under the same indenture.

Each prospectus supplement will specify the particular terms of the debt securities offered. The applicable prospectus supplement will describe the terms of any debt securities being offered, including the following, as may be applicable:

•	the title of the debt securities;

•	the principal amount being offered and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the aggregate principal amount of the debt securities;

•	the priority of payments on the debt securities;

•	the issue price or prices (which may be expressed as a percentage of the aggregate principal amount) of the debt securities;

•	the date or dates, or the method of determining the dates, on which the debt securities will mature;

•	the interest rate or rates of the debt securities, or the method of determining those rates;

•	the interest payment dates, the dates on which payment of any interest will begin and the regular record dates;

•	if other than the entire principal amount, the portion of the principal amount of the debt securities that will be payable if the maturity date of the debt securities is accelerated;

•	any event of default applicable to the debt securities;

•	any covenants included for the benefit of the holders of the debt securities;

•	provisions, if any, restricting the declaration of dividends or requiring the maintenance of any asset ratio or the creation or maintenance of reserves;

•	provisions relating to modification of the terms of the debt securities or the rights of holders of the debt securities;

•	provisions, if any, restricting the incurrence of additional debt or the issuance of additional securities;

•	restrictions, if any, on transfer, sale or other assignment of the debt securities;

•	whether the debt securities will be issuable in temporary or permanent global form and, if so, the identity of the depository for such global security, or the manner in which any interest payable on a temporary or permanent global security will be paid;

•	any terms relating to the conversion of the debt securities into our common shares or preferred shares, including, without limitation, the time and place at which such debt securities may be converted, the conversion price and any adjustments to the conversion price and any other provisions that may be applicable;

•	any sinking fund or similar provisions applicable to the debt securities;

•	any mandatory or optional redemption, repurchase or repayment provisions applicable to the debt securities;

•	the denomination or denominations in which the debt securities are authorized to be issued;

•	whether any of the debt securities will be issued in bearer form and, if so, any limitations on issuance of such bearer securities (including exchanges for registered securities of the same series);

•	information describing any book-entry features of the debt securities;

•	whether any of the debt securities will be issued as “original issue discount” securities;

•	the place of payment on the debt securities;

•	each office or agency where the debt securities may be presented for registration of transfer, exchange or conversion;

•	the method of determining the amount of any payments on the securities which are linked to an index or determined by a formula;

•	if other than United States dollars, the currency or currencies in which payments on the debt securities will be payable, and whether the holder may elect payment to be made in a different currency;

•	the identity of the indenture trustee, the nature of any material relationship between us or our affiliates and the indenture trustee, the percentage of debt securities of a series necessary to require the indenture trustee to take action, and what indemnification the indenture trustee may require before proceeding to take action;

•	if other than the indenture trustee, the identity of the registrar and/or paying agent;

•	any defeasance of certain obligations by us pertaining to the series of debt securities;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities; and

•	any other terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any terms that may be required by us or advisable under applicable laws or regulations or in connection with the marketing of the debt securities.

Some of our debt securities may be issued as “original issue discount” securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities or relating to certain other kinds of securities that may be offered, including securities linked to an index.

Acceleration of Maturity

If an event of default with respect to any outstanding series of debt securities occurs and is continuing, the indenture trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount due and payable immediately by providing written notice of such acceleration to us, and, if notice is given by the holders instead of the indenture trustee, to the indenture trustee. Subject to certain conditions, the declaration of acceleration may be rescinded, and past defaults (except uncured payment defaults and certain other specified defaults) may be waived, by the holders of not less than a majority of the principal amount of debt securities of that series.

You should refer to the prospectus supplement relating to each series of debt securities for the particular provisions relating to acceleration of maturity upon the occurrence and continuation of an event of default.

Registration and Transfer

Unless otherwise indicated in the applicable prospectus supplement, each series of the offered debt securities will be issued in registered form only, without coupons.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities we are offering will be issued in denominations of $1,000 or an integral multiple of $1,000. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Payment and Paying Agent

We will pay principal, interest and any premium on fully registered debt securities in the designated currency or currency unit at the office of a designated paying agent. At our option, payment of interest on fully registered debt securities may also be made by check mailed to the persons in whose names the debt securities are registered on the days specified in the indentures or any prospectus supplement.

If any amount payable on a debt security or coupon remains unclaimed at the end of two years after such amount became due and payable, the paying agent will release any unclaimed amounts, and the holder of the debt security or coupon will look only to us for payment.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates (“Global Securities”) that will be deposited with a depository that we will identify in a prospectus supplement. Global Securities may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the depository to a nominee of that depository or by a nominee of that depository to a depository or another nominee of that depository.

The specific terms of the depository arrangements for each series of debt securities will be described in the applicable prospectus supplement.

Modification and Waiver

The indenture provides that modifications and amendments may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the amendment or modification. However, no modification or amendment may, without the consent of each holder affected:

•	change the stated maturity date of the debt security;

•	reduce the principal amount, any rate of interest, or any additional amounts in respect of any debt security, or reduce the amount of any premium payable upon the redemption of any debt security;

•	change the time or place of payment, currency or currencies in which any debt security or any premium or interest thereon is payable;

•	impair the holders’ rights to institute suit for the enforcement of any payment on or after the stated maturity date of any debt security or, in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of the outstanding debt securities required to consent to any modification, amendment or waiver under the indenture;

•	modify, except under limited circumstances, any provision of the applicable indenture relating to modification and amendment of the indenture, waiver of compliance with conditions and defaults thereunder or the right of a majority of holders to take action under the applicable indenture;

•	alter the provisions regarding subordination of the debt securities in any way that would be adverse to the holders of those securities; or

•	reduce the principal amount of original issue discount debt securities which could be declared due and payable upon an acceleration of their maturity.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us and the indenture trustee with certain provisions of the indentures. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of the principal, or any premium, interest, or additional amounts payable on a debt security of that series or in respect of a covenant or provision which under the terms of the indenture cannot be modified or amended, without the consent of each affected holder.

With the indenture trustee, we may modify and amend the indenture without the consent of any holder for any of the following purposes:

•	to evidence the succession of another person to us as obligor under the indenture;

•	to evidence and provide for the acceptance or appointment of a successor trustee with respect to one or more series of the debt securities or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to add to the covenants for the benefit of the holders of al or any series of the debt securities or to surrender any right or power conferred upon us in the indenture, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities;

•	to add or eliminate additional events of default, provided such change does not apply to any outstanding series of debt securities;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the interests of the holders of the outstanding debt securities in any material respect;

•	to secure the debt securities or add obligors;

•	to establish the form of any securities and to provide for the issuance of any series of securities under the indenture and to set forth the terms thereof;

•	to provide for the issuance of debt securities in uncertificated form in place of certificated debt securities;

•	to qualify the indenture under the Trust Indenture Act; or

•	to comply with the rules and regulations of any securities exchange or automated quotation system on which the debt securities may be listed or traded.

Calculation of Outstanding Debt Securities

To calculate whether the holders of a sufficient principal amount of the outstanding securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture:

•	in the case of original issue discount securities, the principal amount that may be included in the calculation is the amount of principal that would be declared to be due and payable upon a declaration of acceleration according to the terms of that original issue discount security as of the date of the calculation; and

•	any debt securities owned by us, or owned by any other obligor of the debt securities or any affiliate of ours or of any other obligor, should be disregarded and deemed not to be outstanding for purposes of the calculation.

Additional Provisions

Other than the duty to act with the required standard of care during an event of default, the indenture trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless the holders have offered the indenture trustee reasonable indemnification. The indenture provides that the holders of a majority in principal amount of outstanding debt securities of any series may, in certain circumstances, direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or other power conferred on the indenture trustee.

No holder of a debt security of any series will have the right to institute any proceeding for any remedy under the applicable indenture, unless:

•	the holder has provided the indenture trustee with written notice of a continuing event of default regarding the holder’s series of debt securities;

•	the holders of at least 25% in principal amount of the outstanding debt securities of a series have made a written request to the indenture trustee, and offered indemnity satisfactory to the indenture trustee, to institute a proceeding for remedy;

•	the indenture trustee has failed to institute the proceeding within 60 days after its receipt of such notice, request and offer of indemnity; and

•	the indenture trustee has not received any direction during such 60-day period inconsistent with such request from the holders of a majority in principal amount of the outstanding debt securities of that series.

However, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal, any premium, any interest or any additional amounts in respect of such debt security on or after the date expressed in such debt security and to institute suit for the enforcement of any such payment.

We are required to file annually with the indenture trustee a certificate of no default, or specifying any default that exists.

Events of Default

The following will be events of default under the indenture with respect to the debt securities of a series:

•	failure to make any payment on any subordinated debt security of that series or any coupon pertaining thereto when due, and continuance of such default for 30 days;

•	failure to deposit any sinking fund payment for a subordinated debt security of that series when due;

•	certain events in bankruptcy, insolvency or reorganization of us or Centennial Bank;

•	certain breaches in any covenants of warranties made by us and continuance of such breaches after notice given pursuant to the indenture; and

•	any other event of default regarding that series of subordinated debt securities.

There is no right of acceleration of the payment of principal of a series of subordinated debt securities upon a default in the performance of any covenant or agreement in the subordinated debt securities of a particular series or in the indenture. In the event of a default in the payment of interest or principal, the holders of senior indebtedness will be entitled to be paid in full before any payment can be made to the holders of subordinated debt securities. However, a holder of a subordinated debt security (or the indenture trustee under the indenture on behalf of all of the holders of the affected series) may, subject to certain limitations and conditions, seek to enforce overdue payments of interest or principal on the subordinated debt securities.

Subordination

The debt securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner set forth below, to the prior payment in full of all of the Company’s senior indebtedness, as more fully described in the applicable prospectus supplement.

If any of the following circumstances has occurred, payment in full of all principal, premium, if any, and interest must be made or provided for with respect to all outstanding senior indebtedness before we can make any payment or distribution of principal, premium, if any, or interest on the subordinated debt securities:

•	any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding relating to us or to our property has been commenced;

•	any voluntary liquidation, dissolution or other winding up relating to us has been commenced, whether or not such event involves our insolvency or bankruptcy;

•	any of our subordinated debt securities of any series is declared or otherwise becomes due and payable before its maturity date because of any event of default under the subordinated indenture, provided that such declaration has not been rescinded or annulled as provided in the subordinated indenture; or

•	any default with respect to senior indebtedness which permits its holders to accelerate the maturity of the senior indebtedness has occurred and is continuing, and either (a) notice of such default has been given to us and to the indenture trustee and judicial proceedings are commenced in respect of such default within 180 days after notice in the case of a default in the payment of principal or interest, or within 90 days after notice in the case of any other default, or (b) any judicial proceeding is pending with respect to any such default.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus on a continuous or delayed basis directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from us or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold from time to time in one or more transactions at fixed prices, which may be changed from time to time, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of our common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement. For each series of securities, the applicable prospectus supplement will set forth the terms of the offering including:

•	the public offering price;

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	the proceeds from the sale of the securities to us;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If we use dealers in the sale of securities, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover overallotments, if any, in connection with the distribution. Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with SEC orders, rules and regulations and applicable law. To the extent permitted by applicable law and SEC orders, rules and regulations, an overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. To the extent permitted by applicable law and SEC orders, rules and regulations, short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the NASDAQ Stock Market may engage in passive market making transactions in the common stock on the NASDAQ Stock Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. Only underwriters named in the prospectus supplement are underwriters of the securities offered in the prospectus supplement. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Each series of securities will be a new issue of securities. Our common stock is listed on the NASDAQ Global Select Market. Unless otherwise specified in the applicable prospectus supplement, the securities will not be listed on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice.

Agents, dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers or underwriters may be customers of, engage in transactions with, or perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas. As of March 24, 2017, attorneys with Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. participating in this matter beneficially own approximately 6,268 shares of our common stock. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

BKD, LLP, independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, included in our Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of our internal control over financial reporting as of December 31, 2016, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on BKD, LLP’s reports, given on their authority as experts in accounting and auditing.

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    % Fixed-to-Floating Rate Subordinated Notes due 2027

P R O S P E C T U S    S U P P L E M E N T

Sole Book-Running Manager

RBC Capital Markets

                    , 2017